SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                                  CYTODYN, INC.
                 ----------------------------------------------
                 (Name of Small Business Issuer in its Charter)

                 Commission Registration File Number 333-116049

            COLORADO                                     75-3056237
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)


   200 West De Vargas St., Suite 1
          Santa Fe, NM                                      87501
 --------------------------------------                  -----------
(Address of principal executive offices)                  (Zip code)


                                 (505) 988-5520
                               -------------------
              (Registrant's telephone number, including area code)


              ----------------------------------------------------
              (Former name, former address and former fiscal year, if changed since last report.)



(Name, Address and Telephone Number of Agent for Service)

Copies to:

Ronald J. Tropp
20222 Oxnard Street
Woodland Hills, CA 91367
Telephone No. (818) 999-3623
Facsimile No. (818) 348-1367

Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                  CYTODYN, INC.

                              CROSS REFERENCE SHEET


Form SB-2 Item Nos. and Caption                             Prospectus Caption
-------------------------------                             ------------------

 1. Front of Registration Statement and Outside             Front Cover
    of Prospectus  ............................               Outside Front Cover Page
 2. Inside Front and Outside Back Cover Pages of
    Prospectus  ......................................      Inside Front and Outside Back Cover Pages
 3. Summary Information and Risk Factors  ............      Prospectus Summary; Risk Factors
 4. Use of Proceeds  .................................      Use of Proceeds
 5. Determination of Offering Price  .................      Underwriting
 6. Dilution  ........................................      Dilution
 7. Selling Security-Holders  ........................      *
 8. Plan of Distribution  ............................      Outside Front Cover Page; Underwriting
 9. Legal Proceedings  ...............................      *
10. Directors, Executive Officers, Promoters and Control
     Persons .........................................      Management
11. Security Ownership of Certain Beneficial Owners and
    Management .......................................      Principal Shareholders
12. Description of Securities  .......................      Description of Common Stock; Shares
                                                            Eligible for Future Sale
13. Interest of Named Experts and Counsel  ...........      Legal Matters; Experts
14. Disclosure of Commission Position on Indemnification
    for Securities Act Liabilities  ..................      *
15. Organization Within Last Five Years  .............      *
16. Description of Business  .........................      Prospectus Summary; Business
17. Management's Discussion and Analysis or Plan of
    Operation ........................................      Management's Discussion and Analysis
of                                                                    Financial Condition and Results of
                                   Operations
18. Description of Property  .........................      Business
19. Certain Relationships and Related Transactions  ..      Certain Transactions
20. Market for Common Equity and Related Stockholder
    Matters                                                 *
21. Executive Compensation  ..........................      Management
22. Financial Statements  ............................      Financial statements
23. Changes in and Disagreements with Accountants on
     Accounting and Financial Disclosure  ............      *
-------------
* Not applicable.


THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


                         CALCULATION OF REGISTRATION FEE
                         -------------------------------

                                       PROPOSED MAXIMUM   AGGREGATE       AMOUNT OF
TITLE OF SECURITIES    AMOUNT TO BE     OFFERING PRICE     OFFERING     REGISTRATION
TO BE REGISTERED      REGISTERED (2)     PER SHARE (4)      PRICE          FEE (5)
------------------------------------------------------------------------------------
No par value
Common Stock            1,761,000            $.75         $1,320,750        $155
Total


(1)      This fee is calculated pursuant to Rule 457(o).
(2)      The  shares  of  Common  Stock  that may be  offered  pursuant  to this
         Registration Statement consist of 450,000 to be offered by the Registrant, 885,000 shares issued to certain selling stockholders in previous private placements and 426,000 shares issuable upon exercise of certain outstanding warrants.
(3) This registration statement covers an additional indeterminate number of shares of the Registrant's common stock which may be issued in accordance with Rule 416.
(4) For Purposes of computing the registration fee in accordance with Rule 457(c), the price which is based upon the price of $.75 per share, which is the price at which the selling stockholders will sell their shares until the Registrant's shares are quoted on the OTC Bulletin Board. The Registrant's common stock is not currently listed or quoted on any quotation medium.
(5) $ 23.75 was previously paid upon the initial filing of this Registration Statement. $125 was previously paid October 21, 2004. $8 was paid on March 18, 2005.

                                   PROSPECTUS
                                  CYTODYN, INC.


                        1,761,000 SHARES OF COMMON STOCK

                                 $0.75 PER SHARE


We intend to sell up to 450,000 of the shares of our common stock. This is our initial public offering. There is no minimum amount of shares that must be sold and no escrow or trust or deposit account for investor funds, and the proceeds may be utilized by us in our discretion. Our common stock is not currently listed or quoted on any quotation medium. This offering will terminate 12 months from the date of this prospectus.


We are also registering 1,311,000 shares of our common stock, all of which are being offered by the selling stockholders listed under the heading "Selling Security Holders." We will not receive any of the proceeds from the sales of the 885,000 shares of common stock by the selling stockholders. The 426,000 shares are common shares issuable upon exercise of warrants issued to our financial representative. We will receive the exercise price of the shares when our financial representative exercises their warrants. The warrants were issued at an exercise price of $.30 per share and can be immediately exercised. The warrants expire in five years. The selling stockholders will all sell of their shares at the stated price of $.75 per share.


                       -----------------------------------

The common stock offered is speculative and involves a high degree of risk. SEE RISK FACTORS ON PAGE 3.

                      ------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


Shares are offered at $0.75 per share. Since there is no minimum amount of shares that must be sold, the proceeds of the offering may be $0 up to $337,500. The offering is being self-underwritten through our officers and directors.


               Offering Price           Commissions      Proceeds to Company
               --------------           -----------      -------------------
Per Share:     $       .75              $      0            $      0.75
Total:         $   337,500              $      0            $   337,500


                   The date of this Prospectus is _April 2005

       ------------------------------------------------------------------


                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

CYTODYN, Inc.

CytoDyn,Inc was organized under the laws of the state of Colorado on May, 2, 2002 as Rexray Corporation. The original sole officer and director of Rexray Corporation was James B. Wiegand. Mr. Wiegand organized the corporation for the sole purpose of attempting to locate and negotiate with a business entity for the merger of that target company. The company had no other operating business.

In October, 2003, we acquired the trademarks, CytoDyn, Cytolin, a trademark symbol, from CytoDyn of New Mexico, Inc and was assigned a patent license agreement dated July 1, 1994 by and between Allen D. Allen and CytoDyn of New Mexico, Inc., which covers U.S. Patent No. 5424066, Patent No. 5651970 Patent No. 6534057. The license agreement acquired gives the company the worldwide, exclusive right to develop the technology covered under the U.S. and foreign patents until the patents expiration. The first is set to expire in 2013. In Consideration for the transaction, we changed our name from Rexray Corporation to CytoDyn, Inc., effected a one-for two reverse split of our outstanding common stock, issued 5,362,640 post-split shares of our common stock to CytoDyn of New Mexico and assumed $161,578 in liabilities related to the assigned assets. In conjunction with this acquisition, James Wiegand, sole officer and director, resigned and Allen D. Allen was appointed President and CEO, Corinne Allen (daughter of Allen D. Allen) was appointed Secretary and Treasurer and Brian J. McMahon was appointed Executive Vice President. At this time, Allen D. Allen, Ronald J. Tropp, Corinne Allen, Daniel M. Strickland and Peggy C. Pence were all appointed to the Board of Directors. Some of these directors and officers were also directors and officers of CytoDyn of New Mexico.

CytoDyn of New Mexico, the predecessor company, was organized under the laws of the state of New Mexico in June 1994. CytoDyn of New Mexico had developed certain technology for the treatment of Human Immunodeficiency Virus (HIV) disease and spent approximately $1.3 million since its inception to get an Investigational New Drug (IND) application approved for clinical trials by the FDA of its product "Cytolin." On September 27, 1996 the FDA acknowledged receipt of the IND submitted by CytoDyn of New Mexico. The FDA's acknowledgment letter specified the date of submission as September 23, 1996, the date of receipt as September 26, 1996, the product name "Cytolin", sponsor CytoDyn of New Mexico and IND #6845. The $1.3 million in research and development spent was incurred by the predecessor New Mexico company from its incorporation in 1994 until 1998. From 1998 until 2003 the research and development expenses were incurred by the previous licensee, Amerimmune, Inc., a company which no longer exists. On October 4, 2004 the Superior Court of California awarded ownership of the FDA application to CytoDyn, Inc. See Legal Proceedings on pages 34 and 35. Included in our financial statements is the accumulated deficit of the New Mexico company but not that of Amerimmune, Inc. The New Mexico company sold some of its assets to us and is in the process of dissolving. The two companies were not merged. However, for accounting purposes the financial statements include the accumulated deficit of the New Mexico company and the equity section is reported as a recapitalization of the New Mexico company.

Mr. Allen, the inventor, will remain the registered owner of the patents that are exclusively licensed to the Company. The original license agreement was between Allen D. Allen and the predecessor New Mexico company, CytoDyn of New

Mexico, Inc. This license (but not the patents) was assigned to us in October 2003 pursuant to an Acquisition Agreement. The original license agreement was amended as of August 23, 2004 to consent to the assignment of the license agreement to us . In exchange for the assignment of the license, the predecessor CytoDyn of New Mexico was issued 5,362,640 shares of our common stock. The Patent License agreement gives us the worldwide exclusive right to develop the patents, technology and know how for an HIV immunotherapy invented by Mr. Allen.

In November 2003, CytoDyn of New Mexico(the predecessor company) began the process of liquidating and dissolving. In connection therewith, CytoDyn of New Mexico distributed the 5,362,640 shares of our common stock to the shareholders of CytoDyn of New Mexico pro-rata with their stock ownership percentage of the New Mexico Corporation.


We are the surviving biotechnology research company pursuing the discovery and development of a treatment for HIV The technology that we licensed is a patented and novel treatment for HIV. Instead of the traditional focus of attacking the virus, our treatment bolsters the human immune system by an injection of monoclonal antibodies.

A phase I/a/b clinical trial using this treatment method, sponsored by Amerimmune, Inc, the previous licensee of CytoDyn of New Mexico's Cytolin technology, was completed in 2002. The data collected from the clinical trials became the property of Symbion Research International in 2004 because of non-payment by Amerimmune (See Legal Proceedings). Pursuant to a buy-sell agreement with Symbion Research International, the Phase I a/b clinical data will be purchased by CytoDyn, Inc for $362,000. We paid Symbion $25,000 out of the loan proceeds we received in March 2005. . The balance of $337,000 will be paid with 83,122 stock options and $275,000 in cash once our secondary financing is secured. (See Exhibit 10.5.2 for agreement). The results from these clinical trials showed treatment with Cytolin was followed by a reduction in viral burden of up to one log with no severe adverse reactions. The logarithm or "log" is the standard way of measuring the reduction in the amount of virus in the blood of HIV patients. A reduction of one log, while from a preliminary study, is competitive with the approved AIDS drugs currently on the market. We anticipate conducting a Phase II/III pivotal study, which if successfully completed would allow the submission of a marketing application (Biologics Licensing Application; BLA.) If the BLA were issued, we would then be able to market Cytolin to HIV patients in the United States. The time frame to be able to market Cytolin in the United States is expected to be a total of 32 to 49 months. The total estimated amount of capital required to get the drug marketed in the U.S. and fund our other overhead and continuing expenses is approximately $3,000,000 to $5,000,000.


Our principal executive offices are located at 200 West De Vargas St., Suite 1, Santa Fe, NM 87501 and our telephone number is 1-877-988-5520.

We are in the development stage and currently have no potential drugs approved for commercial use. Our long-term viability, profitability and growth will depend upon successful commercialization of potential drugs resulting from our research and product development activities. To date, we, as well as both predecessor companies, have generated no revenues.


                                  THE OFFERING
                                  ------------


Common Stock offered.............................     450,000 shares


Selling Security Holders ........................    1,311,000 shares



Common Stock to be outstanding
after the offering ..............................    8,519,307 shares

Use of Proceeds..................................    CytoDyn intends to use
                                                     all of the net proceeds of
                                                     this offering for working
                                                     capital and general
                                                     corporate compliance
                                                     purposes.

Risk Factors.....................................    The securities offered
                                                     hereby are speculative and
                                                     involve a high degree of
                                                     risk and immediate
                                                     substantial dilution and
                                                     should not be purchased by
                                                     investors who cannot afford
                                                     the loss of their entire
                                                     investment. See "Risk
                                                     Factors."



SUMMARY FINANCIAL INFORMATION

The summary financial information set forth below is derived from the financial statements appearing elsewhere in this Prospectus. Such information should be read in conjunction with such financial statements, including the notes thereto.

                                 CytopDyn, Inc.
                         ( a development stage company)
                             Condensed Balance Sheet
                                   (unaudited)
                                November 30, 2004

Current Assets:
    Cash ......................................................   $    14,836
                                                                  -----------
             Total current assets .............................        14,836

Property and equipment, less accumulated
 depreciation of $955 .........................................         5,547
Deposit .......................................................           495
                                                                  -----------

                                                                  $    20,878
                                                                  ===========
                      Liabilities and Shareholders' Deficit

Current Liabilities:
    Accounts payable ..........................................   $    74,758
    Accrued liabilities .......................................        44,953
    Indebtedness to related parties (Note 2) ..................       132,979
                                                                  -----------
             Total current liabilities ........................       252,690
                                                                  -----------

Commitments and contingencies (Note 4) ........................          --

Shareholders' deficit:
    Preferred stock, no par value; 5,000,000 shares authorized,
       -0- shares issued and outstanding ......................          --
    Common stock, no par value; 25,000,000 shares authorized,
       8,069,307 shares issued and outstanding ................     1,916,334
    Additional paid-in capital ................................        24,014
    Outstanding stock awards (Note 4) .........................        11,928
    Accumulated deficit .......................................    (1,601,912)
    Deficit accumulated during development stage ..............      (582,176)
                                                                  -----------

             Total shareholders' deficit ......................      (231,812)
                                                                  -----------

                                                                  $    20,878
                                                                  ===========


                                     CytoDyn, Inc
                            (a development stage company)
                          Condensed Statement of Operations
                                     (unaudited)


                                                   Three Months Ended             Six Months Ended
                                                      November 30,                  November 30,
                                                  2004           2003           2004           2003
                                              -----------    -----------    -----------    -----------
General and administrative ................   $   110,941    $    45,686    $   231,350    $    49,621
Stock-based compensation (Note 4):
    Financial consulting services .........        11,928           --           11,928           --
Legal fees, related party .................          --             --             --             --
Depreciation ..............................           459           --              751           --
                                              -----------    -----------    -----------    -----------
          Total operating expenses ........       123,328         45,686        244,029         49,621
                                              -----------    -----------    -----------    -----------
          Operating loss ..................      (123,328)       (45,686)      (244,029)       (49,621)

                                                       51              3            227              3
                                                     (148)          (145)          (330)          (145)
                                              -----------    -----------    -----------    -----------
          Loss before income taxes ........      (123,425)       (45,828)      (244,132)       (49,763)

                                                     --             --             --             --
                                              -----------    -----------    -----------    -----------

          Net loss ........................   $  (123,425)   $   (45,828)   $  (244,132)   $   (49,763)
                                              ===========    ===========    ===========    ===========

                                              $     (0.02)   $     (0.01)   $     (0.03)   $     (0.01)
                                              ===========    ===========    ===========    ===========

Common shares outstanding .................     8,069,307      5,659,307      8,069,307      5,510,973
                                              ===========    ===========    ===========    ===========


                                  RISK FACTORS


RISKS RELATED TO OUR FINANCIAL CONDITION
----------------------------------------

OUR ACCOUNTANT HAS EXPRESSED A SUBSTANTIAL DOUBT THAT WE CAN CONTINUE AS A GOING CONCERN. IF WE DO NOT CONTINUE AS A GOING CONCERN, INVESTORS COULD LOSE THEIR ENTIRE INVESTMENT.

We have accumulated losses since our inception, and our independent accountant has expressed that there is a substantial doubt that we may continue as a going concern. If we do not continue as a going concern, there will be no way for investors to recoup their investments.

WE ARE A NEW BUSINESS WITH A LIMITED OPERATING HISTORY AND NO REVENUES TO DATE AND CANNOT COMMENCE OPERATIONS UNLESS WE CAN OVERCOME THE MANY OBSTACLES WE FACE.

We are a development-stage company with no prior business operations and no revenues. We are presently engaged in the early stage development of certain potential drugs. Unless we are able to secure adequate funding, we may not be able to successfully develop and market our potential drugs and our business will most likely fail. Because of our limited operating history, you may not have adequate information on which you can base an evaluation of our business and prospects. To date, our efforts have been allocated primarily to the following: aggressively patenting our technology; organizational activities; developing a business plan; obtaining interim funding; and conducting research and working toward the ultimate successful development of our potential drugs. In order to establish ourselves in the bio pharmaceutical market, we are dependent upon funding by sales of our securities and the successful development and marketing of our potential drugs. As a research and development company, we face increased risks, uncertainties, difficulties and expenses such that an investment in our common stock may be worthless if our business fails. We have a history of losses and a large accumulated deficit and we expect future losses that may cause our stock price to lose its value.


For the fiscal years ended May 31, 2003 and May 31, 2004, we incurred net losses of $30,229 and $345,914 , respectively, losses for the six months ending November 30, 2004 were $ $244,132 for a total cumulative net loss since inception of the company (May 2, 2002 through November 30, 2004) of $620,275. The losses since the company's development stage (October 23, 2003 through November 30, 2004) were $582,176. The predecessor CytoDyn of New Mexico incurred approximately $1.3 in net losses before it assigned its license to us. We expect to lose more money as we spend additional capital to develop and market our technologies and establish our infrastructure and organization to support anticipated operations. We cannot be certain whether we will ever earn a significant amount of revenues or profit, or, if we do, that we will be able to continue earning such revenues or profit. Also, the current economic weakness may limit our ability to develop and ultimately market our technologies. Any of these factors could cause our stock price to decline and result in you losing a portion or all of your investment.



RISKS RELATED TO OUR BUSINESS
-----------------------------

OUR INABILITY TO RETAIN AND ATTRACT KEY PERSONNEL COULD CAUSE OUR BUSINESS TO FAIL.

We believe that our future success will depend on the abilities and continued service of certain of our senior management and executive officers, particularly our president and CEO and those persons involved in the research and development of our potential drugs. If we are unable to retain the services of these persons, or if we are unable to attract additional qualified employees, researchers and consultants, we may be unable to successfully finalize and eventually market our drugs being developed, which would have a material adverse effect on our business.

OUR RESEARCH AND DEVELOPMENT EFFORTS MAY NOT RESULT IN COMMERCIALLY VIABLE POTENTIAL DRUGS WHICH COULD RESULT IN A LOSS OF INVESTMENT.

Our technologies are in the development stage. Further research and development efforts will be required to develop these technologies to the point where they can be incorporated into commercially viable or salable potential drugs. We have set forth in this report our proposed research and development program as it is currently conceived. We cannot assure you, however, that this program will be accomplished in the order or in the time frame set forth. We reserve the right to modify the research and development program. We may not succeed in developing commercially viable potential drugs from our technologies. If not, our ability to generate revenues from our technologies will be severely limited. This would result in the loss of all or part of your investment.

OUR POTENTIAL DRUGS HAVE NOT YET BEEN EXTENSIVELY TESTED ON HUMANS, AND THEIR EFFICACY IS NOT YET KNOWN. IF WE CANNOT DEVELOP EFFECTIVE POTENTIAL DRUGS, OUR BUSINESS WILL FAIL.

There are numerous legal, scientific and regulatory risks that may prevent us from carrying out its project to develop the proposed antibody therapy to treat HIV disease and AIDS. Investment in CytoDyn must be considered highly speculative because, among other reasons, only limited testing on humans has been conducted. It is possible that proposed therapies will not be effective for treating HIV disease or AIDS or that they will have adverse side effects on human subjects which will prohibit or undermine their intended use. Consequently, investment in our securities involves a high degree of risk and only those persons of adequate financial means, who have no need for liquidity with respect to the investment, and can bear the risk of losing all or part of the investment, are suitable for such investment.

IN ORDER TO CREATE OUR POTENTIAL DRUGS, WE WILL NEED TO LICENSE OR PURCHASE CLONES. IF WE ARE UNABLE TO DO SO, WE MAY NOT BE ABLE TO CONTINUE DEVELOPMENT OF OUR POTENTIAL DRUGS.

The patents licensed by us cover the use of certain antibodies to treat HIV disease. Antibodies are produced in a process similar to that of making wine. A seed or "clone" is planted to grow a cellbank. The cell bank is then used to grow a crop of cells. Cells are harvested from the cell bank and then fermented or otherwise processed to make raw antibodies. Finally, the raw antibodies are purified and vialed using an FDA approved method. CytoDyn does not currently own or license the clones used to produce antibodies. We have not yet commenced negotiations with the owners of the needed clones, and there can be no assurance that we will be able to obtain such an agreement. In the event we are unable to obtain a clone license, our use of the antibody will be restricted to research only. In order to protect our potential drugs, we must be able to license the clones, and no such license has yet been negotiated.

WE ARE DEPENDENT UPON PATENTS LICENSED FROM ALLEN D. ALLEN. THE FAILURE TO MAINTAIN THESE LICENSES MAY CAUSE OUR BUSINESS TO FAIL.

We currently have the right to use patent and proprietary rights which are material to the development of our HIV treatments, by assignment of a license from Allen D. Allen, the owner of the patents. The license requires us to defend the licensed patents from infringement. If we were to fail to defend or maintain patents or other protections of the licensed patents and proprietary technology, it may have a materially adverse effect on our ability to develop our potential drugs.

WE MAY NOT HAVE OPPORTUNITIES TO ENTER INTO STRATEGIC PARTNERSHIPS FOR THE COMMERCIALIZATION OF OUR TECHNOLOGIES WHICH COULD HAVE A SEVERE NEGATIVE IMPACT ON OUR ABILITY TO MARKET OUR POTENTIAL DRUGS.

We intend to enter into strategic partnerships or other relationships with established biomedical, pharmaceutical and biopharmaceutical companies to obtain the necessary regulatory approvals and to undertake the manufacturing and marketing efforts required for commercializing our potential drugs. However, we do not have commitments at this time from any potential partners. If we are unable to enter into any new partnerships, then we may be unable to commence the commercialization of our potential drugs.

A MARKET FOR OUR POTENTIAL DRUGS MAY NOT DEVELOP, CAUSING A FAILURE OF OUR BUSINESS.

Our future success will depend, in part, on the market acceptance, and the timing of such acceptance, of new potential drugs or technologies that may be developed or acquired. To achieve market acceptance, we must make substantial marketing efforts and spend significant funds to inform potential customers and the public of the perceived benefits of these potential drugs. We currently have limited evidence on which to evaluate the market reaction to potential drugs that may be developed, and there can be no assurance that any potential drugs will obtain market acceptance and fill the market need that is perceived to exist.

OUR BUSINESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY TECHNOLOGY. IF WE CANNOT PROTECT IT, OUR BUSINESS MAY FAIL.

We have entered, and will continue to enter, into confidentiality agreements with our employees, consultants, advisors and collaborators. Corinne Allen our Vice President of Business Development and Wellington Ewen our Chief Financial Officer, have entered into Proprietary Information and Inventions Agreements in order to protect our proprietary information. Allen D. Allen as the Inventor of the technology is bound under the Patent License Agreement licensed to CytoDyn. However, these parties may not honor these agreements and we may not be able to successfully protect our rights to unpatented trade secrets and know-how. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how. Although we encourage and expect all of our employees to abide by any confidentiality agreement with a prior employer, competing companies may allege trade secret violations and similar claims against us. We may collaborate with universities and governmental research organizations which, as a result, may acquire part of the rights to any inventions or technical information derived from collaboration with them. To facilitate development and commercialization of a proprietary technology base, we may need to obtain licenses to patents or other proprietary rights from other parties. Obtaining and maintaining such licenses may require the payment of substantial amounts. In addition, if we are unable to obtain these types of licenses, our product development and commercialization efforts may be delayed or precluded. We may incur substantial costs and be required to expend substantial resources in asserting or protecting our intellectual property rights, or in defending suits against us related to intellectual property rights. Disputes regarding intellectual property rights could substantially delay product development or commercialization activities. Disputes regarding intellectual property rights might include state, federal or foreign court litigation as well as patent interference, patent reexamination, patent reissue, or trademark opposition proceedings in the United States Patent and Trademark Office. Opposition or revocation proceedings could be instituted in a foreign patent office. An adverse decision in any proceeding regarding intellectual property rights could result in the loss or limitation of our rights to a patent, an invention or trademark.

WE WILL ENGAGE CONTRACT MANUFACTURERS TO PRODUCE OUR POTENTIAL DRUGS, INCLUDING OUR POTENTIAL HIV DRUGS.

Our dependence on third party manufacturers creates a risk that the manufacturer will become unable to perform work for us, or perform it properly, or the manufacturer may go out of business. This would create a substantial delay in the development of our products, which would have a materially adverse effect on our business.

AS A PRODUCER OF POTENTIAL DRUGS, WE MAY BE EXPOSED TO PRODUCT LIABILITY AND RECALL RISKS FOR WHICH INSURANCE COVERAGE IS EXPENSIVE, LIMITED AND POTENTIALLY INADEQUATE.

We produce potential drugs, which, if approved for use by humans, subjects us to risks of product liability claims or product recalls, particularly in the event of false positive or false negative reports. The drug platform we are developing is also subject to product liability claims with respect to safety of the product, especially with regard to potential side effects. At the moment we have no product liability insurance, but even if we are successful in obtaining insurance for our potential drugs, a product recall or a successful product liability claim or claims that exceed our insurance coverage could have a material adverse effect on us. Product liability insurance is expensive. In the future we may not be able to obtain coverage on acceptable terms, if at all. Moreover, our insurance coverage may not adequately protect us from liability that we incur in connection with clinical trials or sales of our potential drugs.

OUR MANAGEMENT  HAS SUBSTANTIAL VOTING CONTROL OVER ALL MATTERS

As of April 5, 2005 Allen D. Allen our president holds 2,118,515 and Corinne Allen, our Secretary and Vice President, holds 1,736,335 of our 8,069,307 shares of common stock outstanding. This gives them 47% voting control over all matters submitted to a vote of the shareholders.


TECHNOLOGICAL CHANGES MAY RENDER OUR POTENTIAL DRUGS OBSOLETE.

The biopharmaceutical industry is subject to rapid and significant technological change, and the ability of CytoDyn to compete is dependent in large part on its ability continually to enhance and improve its potential drugs and technologies. In order to do so, CytoDyn must effectively utilize and expand its research and development capabilities, and, once developed, expeditiously convert new technology into potential drugs and processes which can be commercialized. Our competitors may succeed in developing technologies, potential drugs and processes that render our processes and potential drugs obsolete. Certain companies have filed applications for or have been issued patents and may obtain additional patents and proprietary rights relating to potential drugs or processes competitive with or otherwise related to those of CytoDyn. The scope and viability of these patents, the extent to which CytoDyn may be required to obtain licenses under these patents or under other proprietary rights and the cost and availability of licenses are unknown, but these factors may limit our ability to market potential drugs.

IT IS UNCERTAIN IF HEALTHCARE FACILITIES, PROVIDERS AND INSURANCE COMPANIES WILL APPROVE BENEFITS OR REIMBURSEMENT FOR THEIR MEMBERS FOR OUR POTENTIAL DRUGS, THUS RENDERING THEM MORE EXPENSIVE AND MORE DIFFICULT TO MARKET.

The industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare industry participants. During the past several years, state and federal government regulation of reimbursement rates and capital expenditures in the United States has increased. Lawmakers continue to propose programs to reform the United States healthcare system, which may contain programs to increase governmental involvement in healthcare, lower Medicare and Medicaid reimbursement rates or otherwise change the operating environment in the healthcare industry. Healthcare industry participants may react to these proposals by curtailing or deferring use of new treatments for disease, including treatments utilizing the biologics that CytoDyn is developing.

WE NEED TO RAISE AT LEAST $3,000,000 to $5,000,000 IN THE NEXT 12 MONTHS OR WE WILL NOT BE ABLE TO CONTINUE OUR BUSINESS.

We need to raise at least $150,000 in this offering. If we fail to do so, and are unable to raise at least $3,000,000 to $5,000,000 in the next 12 months by continuing to obtain capital or by borrowing funds, we will not be able to operate our business.

RISKS RELATED TO LEGAL PROCEEDINGS
----------------------------------

MANAGEMENT'S   RESPONSIBILITY   IS  TO  PROTECT  THE  PATENTS,   TRADEMARKS  AND
TECHNOLOGY. THIS INCLUDES LEGAL EXPENSES TO OPPOSE ATTEMPTS TO STEAL, CONVERT OR MISAPPROPRIATE OUR PROPERTY.

We have been targeted in the past and have had to spend significant legal fees to recover our property. Please see disclosures on page 29 and 30 under "Legal Proceedings." If we are unsuccessful in opposing efforts to steal, convert or misappropriate our property, this could have a materially adverse effect on our business.

RISKS RELATED TO REGULATORY APPROVALS AND CLEARANCES
----------------------------------------------------

THE TIME NEEDED TO OBTAIN REGULATORY APPROVALS AND RESPOND TO CHANGES IN REGULATORY REQUIREMENTS COULD CAUSE OUR BUSINESS TO FAIL.

On October 1, 2003, the Food and Drug Administration (FDA) transferred certain product oversight responsibilities from the Center for Biologics Evaluation and Research (CBER) to the Center for Drug Evaluation and Research (CDER). The review and approval of Cytolin(R) is now under the jurisdiction of the Division of Monoclonal Antibodies (DMA; Steven Kozlowski, MD, acting director, Patrick Swann, Ph.D., acting deputy director) in the CDER Office of Pharmaceutical
Science: Office of Biotechnology Products (Keith O. Webber, Ph.D., Acting Director).

Under current law, all new drugs and biologic products need clinical proof that they are safe and effective before they can be approved for marketing in the United States. The approval of Cytolin will be subject to submission of a Biologics Licensing Application (BLA), submitted to CDER. The BLA is the vehicle through which CytoDyn will formally propose that the FDA approve Cytolin for sale in the United States. To obtain this authorization, CytoDyn will submit for review, as contained in the BLA, nonclinical (in vitro and animal) and clinical (human) test data and analyses, drug information, and descriptions of manufacturing procedures.

The submission of a BLA to the FDA does not guarantee that an approval or clearance to market a product will be received.

This process could be costly and lengthy. There may be delays that increases our costs to develop new potential drugs as well as the risk that we will not succeed in introducing or selling them in the United States or other countries.

Newly promulgated or changed regulations could also require us to undergo additional trials or procedures, or could make it impractical or impossible for us to market our potential drugs for certain uses, in certain markets, or at all.

Failure to comply with FDA or similar international regulatory bodies or other requirements may require us to suspend production of our potential drugs which could result in further losses or inability to produce revenues.

RISKS RELATED TO OUR COMMON STOCK
---------------------------------

A PUBLIC MARKET FOR OUR SHARES MAY NEVER DEVELOP, MAKING THE SHARES ILLIQUID.

A public market for our shares may never develop. This may make it difficult or impossible for investors in our shares to sell them. If our shares are approved for a quotation on the over-the-counter market, they may be thinly traded and highly volatile.

IF A TRADING MARKET DEVELOPS IN OUR SECURITIES, IT WILL BE LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

There is no current market for our common stock, but, if one develops, shares of our common stock are "penny stocks" as defined in the Exchange Act, which are traded in the over-the-counter market on the over-the-counter bulletin board. As a result, investors may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the common stock being registered hereby. In addition, the "penny stock" rules adopted by the Securities Exchange Commission under the Exchange Act subject the sale of the shares of our common stock to certain regulations which impose sales practice requirements on broker/dealers. For example, brokers/dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Included in these documents are the following:

     - the bid and offer price quotes in and for the "penny stock", and the number of shares to which the quoted prices apply.
     - the brokerage firm's compensation for the trade.
     - the compensation received by the brokerage firm's sales person for the trade.

In addition, the brokerage firm must send the investor:

     - a monthly account statement that gives an estimate of the value of each "penny stock" in the investor's account.
     - a written statement of the investor's financial situation and investment goals. Legal remedies, which may be available to you as an investor in "penny stocks", are as follows:
     - if "penny stock" is sold to you in violation of your rights listed above, or other federal or state securities laws, you may be able to cancel your purchase and get your money back.
     - if the stocks are sold in a fraudulent manner, you may be able to sue the persons and firms that committed the fraud for damages.
     - if you have signed an arbitration agreement, however, you may have to pursue your claim through arbitration. If the person purchasing the securities is someone other than an accredited investor or an established customer of the broker/dealer, the broker/dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker/dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Securities and Exchange Commission's rules may limit the number of potential purchasers of the shares of our common stock. Resale restrictions on transferring "penny stocks" are sometimes imposed by some states, which may make transaction in our stock more difficult and may reduce the value of the investment. Various state securities laws pose restrictions on transferring "penny stocks" and as a result, investors in our common stock may have the ability to sell their shares of our common stock impaired.

                           FORWARD LOOKING STATEMENTS

     Some of the statements contained in this prospectus or incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are subject to the safe harbor created by the Securities Litigation Reform Act of 1995. We have based these forward-looking statements largely on our expectations and projections about future events and financial trends affecting the financial condition and/or operating results of our business. Forward-looking statements involve risks and uncertainties. There are important factors that could cause actual results to be substantially different from the results expressed or implied by these forward-looking statements, including, among other things:

     o our ability to complete and achieve positive results in clinical trials;

     o    our ability to develop safe and efficacious products;

     o our ability to comply with existing and future regulations affecting our business and obtain regulatory approvals for our products that are under development;

     o    our ability to commercialize our products that are under development;

     o the extent to which the costs of any products that we are able to commercialize will be reimbursable by third-party payors;

     o the extent to which any products that we are able to commercialize will be accepted by the market;

     o our ability to protect our proprietary rights and operate our business without conflicting with the rights of others;

     o the effect that any intellectual property litigation or product liability claims may have on our business and operating and financial performance;

     o our expectations and estimates concerning our future operating and financial performance, ability to finance our business, and financing plans;

     o our dependence on third party suppliers and manufacturers to produce products that we develop;

     o    the impact of competition and technological change on our business;

     o    our ability to recruit and retain key personnel;

     o    our ability to enter into future collaboration agreements;

     o    anticipated trends in our business; and

     o other factors set forth in greater detail under "RISK FACTORS" above and in our future filings made with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, and any risk factors set forth in the accompanying prospectus supplement.

     In addition, in this prospectus and the documents incorporated by reference into this prospectus, the words "believe," "may," "estimate," "continue," "anticipate," "intend," "plan," "expect," "potential," "continue," or "opportunity," the negative of these words or similar expressions, as they relate to us, our business, future financial or operating performance or our management, are intended to identify forward-looking statements.. Past financial or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends.

                                 USE OF PROCEEDS
                                 ---------------

The proceeds to CytoDyn from the sale of the 450,000 shares of common stock offered hereby are estimated to be approximately $337,500. CytoDyn expects to use such net proceeds approximately as follows:

Percentage of                  1/3          2/3         Total
Application of Proceeds       Amount       Amount       Amount
                            ---------    ---------    ---------

Proceeds                    $ 112,500    $ 225,000    $ 337,500
Offering Expenses             (40,666)     (40,666)     (40,666)

*Net proceeds                  71,834      184,334      296,834
                            ---------    ---------    ---------

Working capital                  --         32,981      119,481
Executive Salaries             18,481       68,000       78,000
D&O Insurance                  35,000       35,000       35,000
Office rent & expense           6,000        6,000       12,000
Patent Fees                    12,353       12,353       12,353
Legal/Accounting/Profess         --         30,000       40,000
                            ---------    ---------    ---------
       Total net proceeds   $  71,834    $ 184,334    $ 296,834     100%


Proceeds from this offering will NOT BE sufficient to pay our expenses after 6 months. In order to fund our operations through Phase II/III pivotal trials in the next 32 to 49 months, we will need to raise an estimated $3,000,000 to $5,000,000.

The proceeds of $296,834 will be used for corporate administrative expenditures related to FDA and SEC compliance including our overhead for six months, legal fees, accounting fees and other filing fees. The purpose of this offering is to establish a public market for our stock. Once a market has been established, our officers will then attempt to locate and negotiate financing from additional equity offerings with the goal of raising approximately $3 to $5 million. We believe that $3 to $5 million should be sufficient to fund the company's overhead expenses and Phase II/III pivotal clinical trials. We anticipate this will take at least six months to raise this additional capital. We have no current arrangements with respect to, or sources of, additional financing and it is not anticipated that any of our officers, directors or shareholders will provide any portion of our financing requirements. There can be no assurance that, when needed, any additional financing will be available to us on commercially reasonable terms, or at all. In the event our plans change, or our assumptions change or prove to be inaccurate, or if the net proceeds of this offering, together with other capital resources, otherwise prove to be insufficient to fund operations, we could be required to seek additional financing sooner than currently anticipated.

The allocation of the net proceeds of this offering set forth above represents our best estimates based upon its current plans and certain assumptions regarding our future revenues and expenditures. If any of these factors change, CytoDyn may find it necessary or advisable to reallocate some of the proceeds within the above-described categories or to use portions thereof for other purposes.

Proceeds not immediately required for the purposes described above will be invested principally in United States Government securities, bank certificates of deposit, money market funds or other short-term interest-bearing investments.

DIVIDEND POLICY

To date, we have not declared or paid any cash dividends on our Common Stock and do not expect to declare or pay any dividends in the foreseeable future. Instead, we intends to retain all earnings, if any, for use in our business operations.


DILUTION

The difference between the public offering price per share of the common stock and the pro forma net tangible book value per share of the common stock after completion of this offering constitutes the dilution to investors in this offering. Net tangible book value per share on any given date is determined by dividing our net tangible book value (total tangible assets less total liabilities) on such date by the number of outstanding shares of Common Stock.


At November 30, 2004, the net tangible book value of CytoDyn was ($.03) per share of Common Stock. After giving effect to the sale by CytoDyn of one third of the 450,000 shares of Common Stock offered hereby or 150,000 shares, the pro forma net tangible book value of CytoDyn at November 30, 2004 would have been $(119,312), or approximately ($.01)per share of common stock. This represents an immediate increase in net tangible book value of $.02 per share to the existing shareholders and an immediate dilution of $0.74 per share to new investors. The following table illustrates this dilution to new investors on a per share basis:



Public offering price per share of common stock............... $0.75
Net tangible book value per share before offering............. ($.03)
Increase per share attributable to new investors..............  $.02
Net tangible book value per share after offering.............. ($.01)
Dilution per share to new investors........................... $0.73
Percentage dilution...........................................  73%

The following table is a comparison of the number of shares purchased, the percentage of shares purchased, the total consideration paid, the percentage of total consideration paid, and the average price per share paid by the existing stockholders and by new investors, assuming the sale of one third of the 450,000 shares in this offering or 150,000 shares.

                        Number of   Purchase    Percentage   Percentage of   Average price
                        Shares      Price       of Shares    Consideration   per share
                        ---------   ---------   ----------   -------------   -------------
New Investors             150,000   $ 112,500        2%           16%            0.75
Existing Investors      8,069,307   $ 573,664       98%           84%            0.07


At November 30, 2004, the net tangible book value of CytoDyn was ($.03) per share of Common Stock. After giving effect to the sale by CytoDyn of two thirds of the 450,000 shares of Common Stock offered hereby or 300,000 shares, the pro forma net tangible book value of CytoDyn at November 30, 2004 would have been $(6,812) or approximately $ (.00) per share of common stock. This represents an immediate increase in net tangible book value of $.03 per share to the existing shareholders and an immediate dilution of $.73 per share to new investors. The following table illustrates this dilution to new investors on a per share basis:

Public offering price per share of common stock..................    $0.75
Net tangible book value per share before offering................   ($.03)
Increase per share attributable to new investors.................    $.03
Net tangible book value per share after offering.................   ($.00)
Dilution per share to new investors..............................    $0.72
Percentage dilution..............................................      72%

The following table is a comparison of the number of shares purchased, the percentage of shares purchased, the total consideration paid, the percentage of total consideration paid, and the average price per share paid by the existing stockholders and by new investors, assuming the sale of two thirds of the 450,000 shares in this offering or 300,000 shares.

                        Number of   Purchase    Percentage   Percentage of   Average price
                        Shares      Price       of Shares    Consideration   per share
                        ---------   ---------   ----------   -------------   -------------
New Investors             300,000   $ 225,000       3%            28%            0.75
Existing Investors      8,069,307   $ 573,664      97%            72%            0.07


                                       22

Public offering price per share of common stock.

At November 30, 2004 the net tangible book value of CytoDyn was ($.03) per share of Common  Stock.  After  giving  effect to the sale by CytoDyn  of all  450,000 shares of Common Stock offered hereby,  the pro forma net tangible book value of
CytoDyn at November 30, 2004 would have been $105,688 or approximately  $.01 per share of common stock.  This  represents  an immediate  increase in net tangible book  value of $.04 per  share to the  existing  shareholders  and an  immediate dilution of $0.71 per share to new investors.  The following  table  illustrates this dilution to new investors on a per share basis:

Public offering price per share of common stock................... $0.75
Net tangible book value per share before offering................. $(.03)
Increase per share attributable to new investors.................. $ .04
Net tangible book value per share after offering.................. $ .01
Dilution per share to new investors............................... $0.71
Percentage dilution...............................................  71%

The following table is a comparison of the number of shares purchased, the percentage of shares purchased, the total consideration paid, the percentage of total consideration paid, and the average price per share paid by the existing stockholders and by new investors, assuming the sale of all 450,000 shares in this offering.

                        Number of   Purchase    Percentage   Percentage of   Average price
                        Shares      Price       of Shares    Consideration   per share
                        ---------   ---------   ----------   -------------   -------------

New Investors             450,000   $ 337,500       5%            37%            0.75
Existing Investors      8,069,307   $ 573,664      95%            63%            0.07


                                    BUSINESS

Organization

In October 2003 we entered into an Acquisition Agreement with CytoDyn of New Mexico, Inc, pursuant to which we effected a two for one reverse split of our common stock, and amended our articles of incorporation to change our name from Rexray Corporation to CytoDyn, Inc. Pursuant to the acquisition agreement, we were assigned the patent license agreement dated July 1, 1994 between CytoDyn of New Mexico and Allen D. Allen covering three United States patents along with foreign counterpart patents which describe a method for treating HIV disease with the use of monoclonal antibodies. We also acquired the trademarks, CytoDyn and Cytolin, and a related trademark symbol. The license acquired gives the Company the worldwide, exclusive right to develop, market and sell the HIV therapies from the patents, technology and know-how invented by Mr. Allen. The term of the agreement is for the life of the patents of which the first shall expire in 2013. See Exhibit 10.6 for Patent License Agreement and Amendment No.
1. As consideration for the intellectual property and trademarks we paid CytoDyn of New Mexico $10,000 in cash and issued 5,362,640 post-split shares of common stock to CytoDyn of New Mexico (the predecessor company).

We believe that sufficient private capital is not readily available for development stage biotechnology companies until Phase II clinical trials have been announced or completed. Consequently, emerging biotechnology companies often fund their clinical trials by creating a public market for their shares and selling equity securities in public transactions.

As a result, we are seeking to fund drug development through offerings of public securities while minimizing administrative and legal costs. We desire to minimize costs and expenses that do not advance drug development, especially since legal and administrative costs are significant in the biotechnology sector.

The company has two full time employees, Allen D. Allen, CEO and Corinne Allen Vice President of Business Development, and one part time employee, Wellington Ewen, CFO.

In the last two fiscal years, there have not been any research and/or development expenditures by this or the predecessor companies.

The company and all of its predecessors had not been operating businesses. The New Mexico company previously licensed the technology out for development and had not been an operating business since 1998. We were only incorporated in May 2002 and this was not an operating entity until the acquisition of the license in October 2003. We expect to incur significant research and development expenses in the near future. However, the company's expenditures in the last two fiscal years have been for general and administrative purposes, legal fees, and patent protection, not research and development expenses.

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The Biotechnology Industry

We estimate that approximately 4,000 biotech companies are operating around the world today, about 1,500 of which are in the United States. According to Biotechnology Industry Organization: Biotechnology Industry Statistics, 2003, revenues of U.S. biotech companies increased from about $8 billion in 1992 to about $34.8 billion in 2001. In 1990, the market capitalization of public companies in the biotechnology industry was less than $50 billion. By April of 2003, the market capitalization was estimated to be $206 billion. More than 370 biotechnology drug products and vaccines are currently in human trials in the U.S., and we estimate that there are hundreds more in development. The number of U.S. patents issues annually to biotechnology companies has climbed from about 2,500 in 1992 to about 7,760 in 2002.


Background on HIV and AIDS

UNAIDS, the Joint United Nations Programme on HIV/AIDS, estimates that 40 million people were living with HIV/AIDS in 2003, reflecting a steady increase since 1999, especially in sub-Saharan Africa, as well as in Asia and the Pacific, Eastern Europe and Central Asia. According to the AIDS epidemic update, December 2003, in 2003, about 3 million people died from HIV/AIDS, and another 5 million contracted the disease. In the United States, the Centers for Disease Control and Prevention estimates that as of the end of 2002, about 530,000 people were living with HIV, of whom about 384,900 were living with AIDS, the full-blown Acquired Immune Deficiency Syndrome that develops from HIV. During 2002, over 35,000 new cases of HIV were reported in the United States. No cure is currently known for HIV.

The human immune system is the body's primary defense against disease. It consists of a vast number of specialized cells and proteins that assist in detecting and destroying foreign organisms and eliminating disease cells. Normally, the body's immune system can distinguish between normal cells and those that appear to be foreign by recognizing proteins, or antigens. CD4 "watch dog" cells identify foreign cells, and the immune system launches an antibody response against the foreign organisms or cells.

HIV triggers a flaw in the human immune system that leads to its destruction. Patients with HIV proliferate CD8 "killer" cells, which kill off CD4 watch dog cells, whether healthy or not, leading to the loss of immune function. But for this flaw, HIV infection in humans might be similar in character to the infection in other primates, which can be infected with HIV without the destruction of their immune systems because their CD8 killer cells do not destroy their CD4 cells. The destruction of CD4 cells in humans leaves those persons susceptible to certain cancers and other infections that would normally not be fatal to a person with a normal number of CD4 cells. When AIDS first surfaced in the United States, no medicines were available to combat the underlying immune deficiency, and few treatments were available to combat the diseases that resulted. Since then, the FDA has approved a number of drugs in two groups, both antivirals, for treating HIV infection. These groups are:

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

     o Drugs that interrupt an early stage of the virus making copies of itself; and
     o Drugs that treat HIV infection by interrupting virus replication at a later step in the virus' life cycle.

Frequently, these two groups of drugs are used in combinations for treatment. Treatment with these drugs, whether alone or in combination, has two primary drawbacks: the virus can mutate to avoid the attack, rendering the drugs ineffective, and the side effects can be severe. Some of the first group of drugs can cause a decrease of red or white blood cells, especially when taken in later stages of the disease. Some may also cause inflammation of the pancreas and painful nerve damage, in addition to other severe reactions. The most common side effects in the second group of drugs include nausea, diarrhea, and other gastrointestinal symptoms. This second group can also interact with other drugs to produce severe side effects. Current research and development for HIV is focused on therapies to reduce the side effects of the antiviral drugs so as to enhance the efficacy of existing treatments and delay the progression of the HIV virus.

Potential drugs
Cytolin

Our president, Allen D. Allen, has been researching treatments for HIV and AIDS since 1987. He identified a family of monoclonal antibodies that protect the CD4 watchdog cells from the CD8 killer cells of the immune systems of people infected with HIV. He received three U.S. patents and additional foreign counterpart patents, now licensed to us, covering the use of these antibodies for treating patients with HIV. Our leading drug candidate, Cytolin, is based on a monoclonal antibody that protects CD4 cells from CD8 cells, thus preventing the weakening of the immune system.

In 1993, a small group of scientists and doctors treated six HIV-infected patients with Cytolin. Blood and skin tests of these patients demonstrated that the antibody was producing improvements in the immune function of each patient.

In 1995, subacute and acute toxicology studies found Cytolin safe to administer to humans.

A relatively small number of physicians in the United States administered Cytolin to their HIV-infected patients over two years. As results from this initial use became available, other physicians obtained and administered Cytolin to their patients as well. Four of the doctors using Cytolin allowed CytoDyn's predecessor to send in an independent Institutional Review Board to inspect the medical records of 188 patients treated with Cytolin once or twice a month over 18 months. Data were recorded and summarized and formed part of the material presented to the FDA as an early indication of the safety and potential efficacy of Cytolin.

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

In 1996, the FDA approved a drug master file, designated BB-DMF#6836, for the manufacture of Cytolin at Vista Biologicals Corporation. CytoDyn of New Mexico and Vista Biologicals Corporation worked cooperatively to develop the drug master file. In accord with the practice of the FDA, the drug master file was issued to and became the property of the entity with the capacity to manufacture the drug, in this case Vista Biologicals Corporation. By contract with Vista Biologicals Corporation, CytoDyn of New Mexico had the exclusive right to reference the drug master file, that is, to authorize Vista Biologicals Corporation to manufacture Cytolin in accordance with the terms of the drug master file.

In 1996, the FDA also designated our investigational new drug application for Cytolin as BB-IND #6845, and subsequently approved a clinical trial.

In 2002, Symbion Research International, a contract research organization, completed a Phase I a/b clinical trial of Cytolin. The trial was sponsored by Amerimmune, Inc, the previous licensee of CytoDyn of New Mexico but Symbion was never paid for its work. As a result, its work product became Symbion's. See "Legal Proceedings." CytoDyn, Inc. has entered into a buy-sell agreement with Symbion to purchase the Phase Ia study data (See exhibit 10.5.2). The Phase Ia study, conducted in 13 subjects suffering from HIV/AIDS, found Cytolin to be safe and well tolerated. The initial safety study affirmed the safety and tolerability of the drug in these dose groups, as well as preliminary efficacy in lowering the concentration of HIV by up to one log (measurement of efficacy) and increasing T-cell counts in the study's patient population with no severe adverse events reported. Some of the data were presented as an abstract and poster session, entitled `Phase I Study of Anti-LFA-1 Monoclonal Antibody (Cytolin(R)) in Adults with HIV Infection" at the 9th Conference on Retroviruses and Opportunistic Infections held in Seattle, Washington on February 24-28, 2002.

We intend to develop Cytolin and other antobodies covered by the licensed patents as a treatment for HIV/AIDS in the U.S. and other countries. However, we must raise sufficient capital in order to pursue these objectives.

Other Potential Drugs

We have entered into a confidential letter of intent with another biotech company for a joint development of a new drug to treat Biopolar Disorder. There is no guaranty that this effort will be made or will result in a successful new treatment for Bipolar Disorder.

Product Liability Insurance

The testing, marketing and sale of therapeutic products for use in humans entail an inherent risk of allegations of product liability, and there can be no assurance that product liability claims will not be asserted against us. We have not obtained product liability insurance, and there can be no assurance that we will be able to obtain insurance coverage in the future on acceptable terms or that any claims against us will not exceed the amount of such coverage.

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

Government Regulation

The estimated cost and length and stage of each process of FDA approval is outlined as followed:

         Purchase of Phase I data                               $362,000
         End of Phase 1/Pre Phase 11 FDA        6 mos      $ 50,000 - $100,000
         Phase II/III Pivotal Study BLA     24-36 mos    $1,250,000 - $1,750,000
         Cost to Investigators                            $ 750,000 - $1,500,000
         Manufacturing for Clinical Trials    3-6 mos     $ 350,000 - $400,000

Total time and cost estimated to get FDA approval for Cytolin is approximately 29-42 months and at an estimated $2,700,000 to $4,100,000.

Regulatory Approval Process - Summary
-------------------------------------

On October 1, 2003, the Food and Drug Administration (FDA) transferred certain product oversight responsibilities from the Center for Biologics Evaluation and Research (CBER) to the Center for Drug Evaluation and Research (CDER). The review and approval of Cytolin(R) is now under the jurisdiction of the Division of Monoclonal Antibodies (DMA; Steven Kozlowski, MD, acting director, Patrick Swann, Ph.D., acting deputy director) in the CDER Office of Pharmaceutical
Science: Office of Biotechnology Products (Keith O. Webber, Ph.D., Acting Director).

Under current law, all new drugs and biologic products need clinical proof that they are safe and effective before they can be approved for marketing in the United States. The approval of Cytolin will be subject to submission of a Biologics Licensing Application (BLA), submitted to CDER. The BLA is the vehicle through which CytoDyn will formally propose that the FDA approve Cytolin for sale in the United States. To obtain this authorization, CytoDyn will submit for review, as contained in the BLA, nonclinical (in vitro and animal) and clinical (human) test data and analyses, drug information, and descriptions of manufacturing procedures.

The BLA must provide sufficient information, data, and analyses to permit FDA reviewers to reach several key decisions, including:
     o Whether Cytolin is safe and effective for its proposed use(s), and whether the benefits of Cytolin outweigh its risks.
     o Whether the proposed labeling for Cytolin is appropriate, and, if not, what the labeling should contain.
     o Whether the methods used in manufacturing Cytolin and the controls used to maintain quality are adequate to preserve the identity, strength, quality, and purity of Cytolin.

In order to initiate clinical testing of a new drug or therapeutic biologic product, an Investigational New Drug Application (IND) must be submitted to FDA. In most cases, the IND summarizes preclinical studies. The purpose of preclinical studies - animal pharmacology/toxicology testing - is to develop adequate data to support a decision that it is reasonably safe to proceed with human trials of the drug.

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

If an IND is considered `allowable' by FDA, the sponsor may begin clinical trials in humans. The standard procedure for clinical testing involves studies from Phase I to Phase III.

Clinical Trials Process
-----------------------
Phase I
Phase 1 includes the initial introduction of an investigational new drug or biologic into humans. These studies are closely monitored and may be conducted in patients, but are usually conducted in a small number of healthy volunteer subjects. These studies are designed to determine the metabolic and pharmacologic actions of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness. During Phase 1, sufficient information about the investigational product's pharmacokinetics and pharmacological effects are obtained to permit the design of well-controlled, scientifically valid, Phase 2 studies.

Phase II
Phase 2 includes the early controlled clinical studies conducted to obtain some preliminary data on the effectiveness of the drug for a particular indication or indications in patients with the disease or condition. This phase of testing also helps determine the common short-term side effects and risks associated with the drug. Phase 2 studies are typically well-controlled, closely monitored, and conducted in a relatively small number of patients, usually involving several hundred people.

Phase III
Phase 3 studies are expanded controlled clinical studies. They are performed after preliminary evidence suggesting effectiveness of the drug has been obtained in Phase 2, and are intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit/risk relationship of the drug. Phase 3 studies also provide an adequate basis for extrapolating the results to the general population and transmitting that information in the physician labeling. Phase 3 studies usually include several hundred to several thousand people.

Cytolin - Clinical Development and Regulatory Approval
------------------------------------------------------
To date an allowable IND has been submitted for Cytolin and Cytolin has been studied in two Phase I controlled clinical studies (Phase Ia and Phase Ib/II). Data has also been collected from four physicians who treated patients with Cytolin in an uncontrolled clinical setting from 1983 to 1995.

Once adequate clinical testing of Cytolin is complete, the BLA must be submitted to FDA containing full reports of the studies such that CDER can evaluate the data. Data from the controlled clinical trials are especially important because they provide the only basis, under law, for demonstrating safety and effectiveness. The clinical trials answer the questions: "Does this drug work for the proposed use?" and "Is the drug safe?" From analyses of the data, CDER reviewers assess the benefit-to-risk relationship and based on CDER's assessment, the BLA for Cytolin will either be considered approvable, approvable with minor changes, or not approvable. Once considered approvable, the sale and marketing of Cytolin may legally proceed in the United States.

In order to obtain approval for the sale and marketing of Cytolin in the United States, the clinical development strategy described below has been devised.

     1. Safety and efficacy data have been assembled into an abbreviated clinical study report for the Phase Ia study and a clinical report synopsis for the Phase Ib/II study. The data demonstrate that in these studies Cytolin was safe and well tolerated in HIV positive individuals. In addition, the Phase Ib/II study provided some initial

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

          evidence of efficacy for multiple infusions of high dose Cytolin (2.0 mg/kg) for maintaining a reduction in viral load and a correlated increase in CD4+ T-lymphocytes. These data will be submitted to the CDER for review.
     2. A Pre-Phase II meeting will be requested with CDER. CDER encourages these meetings before conducting large-scale controlled clinical trials in order to obtain CDER advice about the design of the study plan and to ensure that planned studies will be acceptable. At this meeting safety and efficacy data from the two completed studies (Phase Ia and Phase Ib/II) will be presented to CDER. In addition, the clinical study design for the planned study (Phase II/III) will also be presented. In addition to obtaining FDA agreement on study design, the goal of this meeting will also be to discuss the possibility for considering the Phase II/III study suitable as the primary basis for obtaining regulatory approval for Cytolin.
     3. Following FDA review, discussion, and feedback, the Phase II/III study will be conducted. As currently drafted, this is a double-blind, placebo-controlled, multicenter, 2-part study of 2.0 mg/kg Cytolin to be conducted in approximately 150 subjects. Part 1 is designed to determine dose-regimen and Part 2 is designed to study the safety and efficacy of long-term administration of Cytolin of the most efficacious dose regimen as determined from Part 1. The target population for the study is HIV seropositive adults (= 18 years of age) who are receiving a standard course of three- or four-drug HAART after failing their first HAART regimen. Duration of treatment in the study will be approximately 48 weeks.
     4. Data for this study will be compiled into a clinical study report and submitted to the FDA. Endpoints will include, but are not limited to:
               a.   Proportion of responders after 12 weeks (A responder will be defined by a = 0.5 log reduction in HIV-1 viral load or reduction in viral load below the level of detection.);
               b.   Safety;
               c.   Change from  baseline  in CD4+ T-cell  count after 12 and 24 weeks (Part 1 and Part 2, respectively);
               d.   Pharmacokinetics (percent Cytolin binding);
               e.   Time to treatment with  additional  HAART drugs or other HIV therapies.
     5. An End-of-Phase II meeting will be requested with the FDA to present safety and efficacy data from the Phase II/III study, as well as to summarize safety and efficacy across all studies. The possibility of submitting the BLA with the data from the three controlled clinical studies will be discussed.

          Cytolin is a good candidate for obtaining regulatory approval after Phase II, provided the safety and efficacy data are compelling. FDA has established that a sustained reduction (e.g., 24 weeks) in HIV-1 viral load is highly predictive of meaningful clinical benefit and is a sufficient surrogate endpoint for obtaining approval for drugs intended to treat HIV. The Phase II/II study has been designed to evaluate safety and efficacy in a subject population that has very few treatment options and will evaluate efficacy in maintaining a reduced HIV-1 viral load. A strong argument will be presented to FDA to consider the Phase II/III data sufficient for the basis of approval, with the provision that additional efficacy data be collected post-marketing.

     6. Depending on meeting outcome, the BLA will be submitted on the basis of the Phase II/III data, or development will continue with the initiation of additional Phase II and/or Phase III clinical studies.

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

We may encounter significant difficulties or costs in our efforts to obtain FDA approvals, which could delay or preclude us from marketing any potential drugs that we may develop.

Noncompliance with applicable requirements can result in criminal prosecution and fines, recall or seizure of potential drugs, total or partial suspension of production, refusal of the government to approve Biological License Applications, BLAs, Product License Applications, PLAs, New Drug Applications, NDAs, or refusal to allow us to enter into supply contracts. The FDA also has the authority to revoke product licenses and establishment licenses previously granted.

Sales of biological and pharmaceutical potential products outside the United States are subject to foreign regulatory requirements that vary widely from country to country. Whether or not FDA approval has been obtained, approval of a product by a comparable regulatory authority of a foreign country must generally be obtained prior to the commencement of marketing in that country.

Our contract manufacturers will also subject to regulation by the Occupational Safety and Health Administration ("OSHA") and the Environmental Protection Agency ("EPA") and to regulation under the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other regulatory statutes, and may in the future be subject to other federal, state or local regulations. Properties

We signed a consulting contract with Symbion Research International Inc, the contract research organization that prepared the Phase Ia/b clinical trials of Cytolin. We have also entered into a buy- sell agreement with Symbion to purchase the Phase Ia/b clinical data and the Phase II/III study protocol. Peggy
C. Pence, Phd, Symbion Research International's founder, is also on the Board of Directors of CytoDyn, Inc. We will be attempting to obtain permission to advance to a Phase II/III pivotal study on Cytolin.

We will not know for sure if certain studies will be required and what the total costs of such studies until we have a meeting with the FDA which we expect to take place within the next six months. We estimate that the cost for the "End of Phase I/Pre- Phase II" meeting with the FDA will be $50,000 to $100,000. We also estimate costs for the Phase II/III Pivotal Study will be $1,250,000 to $1,750,000 for the Contract Research Organization. We expect the Phase II/III Pivotal Study to take 24 to 42 months to complete at a cost estimated to be $2,050,000 to $3,350,000. In addition to these estimated costs, we believe the manufacturing and supply costs to be an additional $350,000 to $450,000. Therefore we expect the total cost of the Phase II/III study to be $2,400,000 to $3,800,000 plus $362,000 for the purchase of the Phase Ia/b clinical data and Phase II/III protocol design of approximately a total of $2,762,000 to $4,112,000.

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

We have recently relocated our principal offices to 200 West De Vargas St., Suite 1, Santa Fe, NM 87501. Management believes the office space is adequate for our needs and it is adequately insured. The telephone number is 1-877-988-5520 and the fax number is 1-800-417-7252.

Patents

We have licensed the following patents from Mr. Allen D. Allen, the Inventor and Registered Owner:

U.S. Patent Nos. 5424066 5651970) and6534057, and foreign counterpart patents.

We have also licensed the following foreign patents: Canada, Australia, United Kingdom, Germany, Switzerland, France, Italy, Netherlands, Portugal, Spain and Sweden. These patents are the equivalent of the U.S. Patent No. 5424066. There is also a European patent pending which would be the equivalent of U.S. Patents No. 5651970.

The patents are registered to Allen D. Allen, the inventor and are licensed exclusively to us until they expire, the first of which is to occur in 2013. We will develop, market and sell the technology contained in the patents in accordance with the license agreement (See Exhibit 10.6 for Patent License Agreement).

CytoDyn owns the registered trademarks, CytoDyn and Cytolin, and a related trademark symbol.

Competition

The pharmaceutical industry is an expanding and rapidly changing industry characterized by intense competition. CytoDyn will compete with other more established biotechnology companies with greater financial resources than us. Our potential competitors include entities that develop and produce therapeutic agents for treatment of human and animal disease. These include numerous public and private academic and research organizations and pharmaceutical and biotechnology companies pursuing production of, among other things, biologics from cell cultures, genetically engineered drugs and natural and chemically synthesized drugs. Almost all of these potential competitors have substantially greater capital resources, research and development capabilities, manufacturing and marketing resources and experience than CytoDyn. Our competitors may succeed in developing potential drugs or processes that are more effective or less costly than any that may be developed by CytoDyn, or that gain regulatory approval prior to our potential drugs. Worldwide, there are many antiviral drugs for treating HIV and AIDS. In seeking to manufacture, distribute and market the various potential drugs we intend to develop, we face competition from established pharmaceutical companies. All of our potential competitors in this

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field have  considerably  greater  financial  and  personnel  resources  than we possess. Also, based on the premise that HIV patients lose their CD4 cells because of the way some white blood cells stick together in people infected with the virus, Johns Hopkins Medical School owns patents on specific antibodies which are believed to prevent the clumping of white blood cells, which is known as syncytia. It is possible that these antibodies may be licensed by Johns Hopkins and marketed in competition with Cytolin. CytoDyn also expects that the number of its competitors and potential competitors will increase as more potential drugs receive commercial marketing approvals from the FDA or analogous foreign regulatory agencies. Any of these competitors may be more successful than CytoDyn in manufacturing, marketing and distributing its potential drugs. There can be no assurance that CytoDyn will be able to compete successfully.

Employees

We have two full time and employees and one part time employee, engaged in management and product development. CytoDyn is severely understaffed and will expand its employee force upon completion of this offering. There can be no assurance we will be able to locate or secure suit able employees upon acceptable terms in the future. Corinne Allen, Allen Allen and Wellington Ewen have entered into Personal Services Agreement with the Company to provide professional services to us for two years.

Legal Proceedings

Los Angeles Superior Court Case No. BC 290154.
---------------------------------------------
Allen D. Allen and CytoDyn of New Mexico had previously licensed the CytoDyn patents, trademarks and technology to Amerimmune Inc, a Colorado Corporation, a wholly owned subsidiary of Amerimmune Pharmaceuticals, Inc. (API) a publicly traded Colorado Corporation. According to certified records from the Secretary of State of Colorado, API was dissolved on June 1, 2001. There was a failed attempt by API to create a Bankruptcy Chapter 7 estate in the state of Nevada in April 2004 (Case No. BK-S-03-13919 - LBR). The U.S. Trustee dismissed the bankruptcy petition filed by API after Rex Lewis, the former CEO, was denied a motion to purchase all of the assets of API, if any, from the bankruptcy trustee for $10,000.

Furthermore on page 12 of API's Form 10QSB for the quarter ending June 30, 2001, API denied that Allen had the right to inspect API's manufacturing process, despite the clear granting of this right in the licensing agreement See Exhibit
10.4. In light of these facts federal case law imposed an affirmative duty on CytoDyn of New Mexico, as the registered owner of the trademark "Cytolin" to sue API's officers and directors, to prevent the fraudulent use of the trademark. We had filed suit against the former officers and directors of API in Los Angeles Superior Court Case No. BC 290154. We were seeking treble damages of the research and development costs that we spent to get approval for clinical trials from the FDA.

The judge dismissed our case stating that our attorney did not provide the evidence in an orderly logical fashion. We may appeal this case if it is cost effective given our other remedies available to us.

Mr. Lewis retaliated with a cross complaint against the officers and directors of CytoDyn of New Mexico, some of whom are also our officers and directors. The officers and directors will continue to defend the cross complaint. Management believes that the cross complaint is without merit and that chances for an unfavorable outcome are remote.

CytoDyn, Inc., et al. v. Amerimmune, Inc. et al., Case number SC039250, California Superior Court in and for the County of Ventura.

The Declaratory Relief Sought and Attorneys' Fees Were Awarded to Plaintiffs.

This  action was filed on April 21,  2004.  CytoDyn  and Allen D. Allen were the
plaintiffs.   The  defendants  were  Amerimmune  Inc.,  its  parent   Amerimmune
Pharmaceuticals, Inc., and unknown others designated as "Does 1-100".

         The action concerned a Conditional License Agreement, dated February 24, 2000, between Allen D. Allen and CytoDyn of New Mexico, on one hand, and Amerimmune, Inc., on the other. The complaint alleged that the Conditional License Agreement licensed to the defendants technology and patents related to Cytolin and assigned to defendants an FDA approved investigational new drug application related to Cytolin. Further, it alleged that the defendants breached the Conditional License Agreement, resulting in its termination.

         The principal relief sought was a declaration that the license granted and the assignment of the technology, patents and drug application made pursuant to the Conditional License Agreement were terminated no later than September 12, 2001, and that Allen and we are the owners of the technology, patents and investigational new drug application, free of any claims of the defendants. Costs, attorney's fees, and other "just and proper" relief also were sought.

         This case was decided in favor of the plantiffs, CytoDyn and Allen October 4, 2004

         Symbion Research International, Inc., v. Amerimmune, Inc. et al., Case number SC035668, California Superior Court in and for the County of Ventura. The complaint was filed on March 14, 2003. Symbion Research International, Inc was the plaintiff. Amerimmune, Inc. was the remaining defendant. We were not a party to this action, however the action affects intellectual property which is important to us.

         A default judgement was entered on December 18, 2003. A judgement was entered in favor of Symbion International on September 17, 2004 granting the declarative relief sought by Symbion International. The action concerned intellectual property generated in connection with services provided by Symbion with respect to early phase FDA clinical trials of Cytolin, including research data and a patent application filed in 2002. The complaint alleged that Symbion performed early phase FDA trials (designated in the Complaint as "Phase Ia" and "Phase Ib/II", on behalf of Amerimmune pursuant to an oral agreement, and that Amerimmune failed to pay Symbion for its services, and otherwise breached its obligations under the agreement.

         The complaint asserted causes of action for breach of oral contract, account stated, work and labor done, fraud, and declaratory and injunctive relief. The relief sought included a declaration that Symbion is the owner of the intellectual property resulting from the services provided by Symbion.

         The intellectual property generated in the early phase FDA clinical trials is necessary to obtain approval for, and to conduct, further FDA clinical tests of Cytolin. Because a satisfactory result was obtained in this action, have negotiatied an agreement with Symbion that will allow the use in subsequent phases of clinical test of Cytolin of the research data generated in the early phases. CytoDyn, Inc. has agreed to pay $362,000 for this clinical data under the following terms:


         - $25,000 to be paid by February 10, 2005, within 30 days of the executed agreement

         - 83,122 non-qualified stock options will be granted and vest immediately with an exercise price of $.75 per share - the remainder of $275,000 to be paid in cash when our secondary round of financing has been secured.


We paid Symbion International $25,000 on March 15, 2005 from the proceeds of loan we received in March 2005. Although the payment was received after February 10, 2005, Symbion has accepted the payment and our contract is in force. If the above terms are not met by December 30, 2005, the property will revert to Symbion.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Overview

We incorporated as Rexray Corporation in Colorado in May 2002. We were originally a blank check company created to target companies for merger or acquisition. We issued to our founder, James B. Wiegand 800,000 shares of our common stock in exchange for services valued at $8,000, and thereafter $3,400 for administrative purposes through a private placement equity offering of 340,000 shares in 2002.

In October 2003, we entered into an acquisition agreement with CytoDyn of New Mexico, Inc., the purpose of which was to acquire the license to three patents and foreign counterpart patents. These patents cover the use of monoclonal antibodies to treat patients with Human Immunodeficiency Virus (HIV) by protecting crucial cells of the body's immune system that are otherwise killed by the disease, permitting the immune system to inhibit the disease and protect against the collateral illnesses that commonly accompany the disease.

We are a development stage company. We have not commenced any significant product commercialization and, until we do, we will not generate any significant product revenues. Most of the efforts and resources commenced by the predecessor New Mexico company, (CytoDyn of New Mexico, Inc, incorporated in New Mexico in June of 1994) have been directed to research and development of Cytolin and related technologies. Since inception of the company and the accumulated losses of the predecessor CytoDyn of New Mexico, we have incurred total research and development expenses of $1.3 million. As a result of these research and development costs, we have combined, since inception, incurred operating losses generating an accumulated deficit of approximately $1.5 million as of May 31, 2004 our fiscal year end. Since October 2003, when we entered into the acquisition agreement with Rexray Corporation through November 30, 2004 , our accumulated net losses have been approximately $$581,176. We have had not research and development expenses during the last two fiscal years, as we seek to be able to conduct further trials. We expect to continue to incur operating losses and we expect the accumulated deficit to increase until we are able to market a product and have sales sufficient to support our operations.

The Acquisition Agreement with CytoDyn of New Mexico. Under the October 28, 2003 acquisition agreement with CytoDyn of New Mexico, we:
     o    Effected a one-for-two reverse split of our common stock,
     o    Issued to CytoDyn of New Mexico 5,362,640 post-split shares, and
     o Amended our articles of incorporation to change our name to CytoDyn, Inc.
     o    Assumed $161,578 in liabilities related to assigned assets

As consideration for the issuance of our shares to it, CytoDyn of New Mexico:
     o Assigned a Patent License Agreement dated July 1, 1994 between CytoDyn of New Mexico and Allen D. Allen, covering United States patent numbers 5424066, 5651970, and 6534057, and related foreign patents and patents pending, for a method of treating HIV disease with the use of monoclonal antibodies,
     o Assigned its trademarks, CytoDyn and Cytolin, and related trademark symbol, and
     o    Paid $10,000 in cash.

We accounted for the acquisition as a recapitalization of CytoDyn of New Mexico, with Rexray Corporation as the legal surviving entity. For accounting purposes, the acquisition has been treated as a recapitalization of CytoDyn of New Mexico, with Rexray as the legal surviving entity. Since Rexray had minimal assets and no operations, the recapitalization has been accounted for as the sale of 890,000 shares of CytoDyn of New Mexico common stock for the net assets of Rexray. Therefore, the historical financial information prior to the date of the reverse business acquisition is the financial information of CytoDyn of New Mexico.

History of CytoDyn of New Mexico, Inc.

CytoDyn of New Mexico has been, since its incorporation in New Mexico in 1994, a research and development company focused on developing a treatment for diseases associated with HIV/AIDS. It has never had operating revenues and has never been profitable. It is in the process of dissolving and has distributed the 5,362,640 shares of common stock that it received from us in the acquisition to its shareholders, pro rata.

Summary of Critical Accounting Policies


Going Concern
-------------

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, we are currently in the development stage with losses for all periods presented. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should we be unable to continue as a going concern. Our continuation as a going concern is dependent upon our ability to obtain additional operating capital, complete development of its medical treatment, obtain FDA approval, outsource manufacturing of the treatment, and ultimately to attain profitability. We intend to seek additional funding through equity offerings to fund our business plan. There is no assurance that we will be successful.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid debt instruments with original maturities of three months or less when acquired, to be cash equivalents. We had no cash equivalents atNovember 30, 2004. We will need to complete this entire offering in order to pay for company expenditures through May 31, 2005. We will have to raise additional funds within the next twelve months. We have not commenced any negotiations for additional funding but we expect to need approximately $3 t $5 million dollars to accomplish our plan of operation for the development of Cytolin. We may raise capital through debt or equity offerings. Capital may be raised in tiers and at different prices as the market price for our shares fluctuates.

Furniture, Equipment and Depreciation

Furniture and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally 3 to 7 years. Maintenance and repairs are charged to expense as incurred and major improvements or betterments are capitalized. Gains or losses on sales or retirements are included in the statement of operations in the year of disposition.

Impairment of Long-Lived Assets

We evaluate the carrying value of any long-lived assets under the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

Income Taxes

We account for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Earnings (Loss) per Common Share

Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares (the denominator) for the period. The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

At there was no variance between basic and diluted loss per share as there were no potentially dilutive common shares outstanding.

Plan of Operation

During the next 12 months, our objectives are:

     o    to continue clinical trials of Cytolin;
     o to continue our efforts to protect our technology by obtaining additional patents in The United Kingdom, the European Union and Hong Kong;
     o    to develop an established market for our shares,
     o to raise funds to support our research and development efforts, the clinical trials relating to Cytolin, and our general and administrative expenses; and
     o to explore joint venture arrangements for other possible pharmaceutical products.

Continuing Clinical Trials:

As we discuss in Item 1, Business, Phase I clinical trials were conducted by Symbion Research International under the sponsorship of Amerimmune, Inc. during 2002. We believe that the data from these trials support approval by the FDA of Phase II trials.

Projected  costs to complete  our  research  and  development  and to obtain FDA
--------------------------------------------------------------------------------
approval of a BLA:
------------------

We have negotiated with Symbion International for the right to use the Phase 1 data for a total of $362,000 and to seek approval for the Phase II trials from the FDA. Please see Exhibit 10.5.2 for buy-sell agreement with Symbion. If the Phase II/III study is approved by the FDA, we expect it, together with the pre-Phase II/III efforts, to cost an estimated $2,050,000 to $3,350,000 for Symbion to conduct the clinical trials, plus estimated manufacturing and supply costs of $350,000 to $400,000 and $362,000 for the Phase Ia/b data for a total of $2,762,000 to $ 4,112,000.

Timing and anticipated completion dates for research and development.
---------------------------------------------------------------------

These trials can take anywhere from 29 to 42 months. Until we have met with the FDA, which we plan to do within the next six months, we cannot be certain what additional studies, assuming that Phase II/III study supports the efficacy and safety of Cytolin, will be required to receive marketing approval The completion of a Phase II/III Pivotal Study would allow the submission of a marketing application and if approved, would allow us to market Cytolin in the United States.

Date we expect to begin benefiting from the product:
----------------------------------------------------

We expect to complete our research and development of all Cytolin clinical trials needed for approval of a marketing application if at all by December 2008.

Risks and uncertainties associated with completing development within reasonable
--------------------------------------------------------------------------------
period of time and if products are not completed on a timely basis:
-------------------------------------------------------------------

Even if we are able to complete the development within a reasonable period of time our competitors could still come out with something competitive to our product. Toxicity in the product could go undetected until Phase IV Safety Surveillance after drug approval. We may have to continue to litigate to protect technology, or challenges to patents that have not yet expired, etc. The medical community may lack of acceptance of our product. There may be an inability to secure 3rd party payees such as if medicare would cover costs. Post registration manufacturing problems or downturn of economy or industry could also be risks.

If we are unable to complete clinical trials on a timely basis, with favorable results, our costs will increase significantly and we may not have enough capital to support further research and development and continue in business. Also, if we incur significant delays in being able to market our product, even if we are ultimately able to do so, we will be delayed in earning revenues and probably will require additional financing to continue in business. Please see the section entitled "Risk Factors."

Patents

During fiscal year 2004, several European patents were granted.. The new patents are covered by our License Agreement with Allen D. Allen, our president that gives us the exclusive right to develop his technology worldwide. These patents are designated European Patent No. 94 912826.8, for the United Kingdom, Germany, France, Switzerland, Italy, the Netherlands, Portugal, Spain, and Sweden, and are the counterparts to our United States Patent No. 5424066. Patents are pending in those same countries which, if granted, will be the equivalent of our United States Patent No. 5651970. We estimate the costs associated with these pending patents to be approximately $65,000, including amounts we have already spent. We may file additional patents during the current fiscal year if our research and development efforts warrant them, but we do not have any such potential patents identified at this time. The license acquired gives us the right to develop Mr. Allen's worldwide. Patents. Please see Exhibit 10.6 for Patent License Agreement.

Litigation

For a thorough discussion of our pending litigation, please see the section entitled "Legal Proceedings."

Establishing a Market and Obtaining Funding

We will require funding during the 2005 fiscal year in order to continue with research and development efforts and to stay in business. If we are able to complete this offering we will be able to pay company expenses for 6 months. Additional funding will have to occur within the next twelve months in order to continue operations. The amount of that funding is directly related to the clinical trials we are able to conduct and the amounts we will need to continue operations.

In addition to operating funds, we will need from approximately $2,762,000 to $4,112,000 for research and development, including clinical trials, and manufacturing and supply costs, depending upon whether we are approved by the FDA to conduct a Phase II/III pivotal study.


We borrowed $121,000 from certain individuals who are friends and business acquaintances of the officers and directors of the Company in March 2005. The company issued promissory notes in exchange for the borrowed funds. The notes carry 5% interest and are due by March 9, 2006. In addition to operating funds and clinical trial funds the company will need to raise the funds to repay these notes.


We do not have any of this funding arranged or secured, and we do not yet have plans for raising the funding we require. We anticipate that we will seek the funding through further equity offerings, either by private placement or by registered offering, or by possible joint venture arrangements with other parties. If we are unable to secure the necessary funding, we will not be able to conduct our research and development activities or to continue in business.

Joint Ventures

     Buy-Sell Agreement with Symbion Research International. Effective January 5, 2005.

Our director, Peggy C. Pence, PhD., is the President and Chief Executive Officer of Symbion Research International, Inc. On January 5, 2005, we entered into a buy-sell agreement to purchase intellectual property owned by Symbion. The agreement describes the intellectual property in detail which summarized, is the Phase 1 clinical data and the protocol for the Phase II study. Under the terms of this agreement:

     - CytoDyn, Inc may purchase Symbion's Phase I clinical data in connection with obtaining approval from the FDA to conduct the Phase II/Phase III stud(ies) for Cytolin.
     - CytoDyn, Inc will grant 83,122 non-qualified stock options with an exercise price of $.75 per share that will vest immediately and be exercisable over 5 years.

     - CytoDyn, Inc will pay $25,000 to Symbion by February 10, 2005, 30 days after execution of the agreement.
     - CytoDyn, Inc will pay $275,000 to Symbion once our secondary financing is received.

We have paid Symbion $25,000 out of the loan proceeds we received in March 2005. Although the payment was late, Symbion has accepted it and the contract is in force.


In the event the shareholders do not approve the company's option plan by December 31, 2005, CytoDyn, Inc will pay Symbion $62,341.50 in U.S. dollars.

The results of the Phase II/III stud(ies) for Cytolin shall be the sole property of CytoDyn, Inc upon Symbion's receipt of the final payment called for by this agreement. If all remaining payments are not received, the property shall revert to Symbion.


Exploring Other Joint Ventures

While we continue to pursue FDA approval of our Cytolin product, we are also considering entering into joint ventures to develop other types of products. We have, for instance, entered into a nondisclosure agreement with another development stage biotech company to discuss the possibility of the joint development of drugs to treat neuropsychiatric diseases or disorders. These discussions are in the early stages and we do not know if we will enter into a joint venture or other arrangement with this company or if any products might ensue from our efforts.

We may also pursue joint ventures or other arrangements to obtain funding for our Cytolin-related endeavors, but we have not pursued this possibility and do not have any prospects at this time.

Other Matters

We do not expect, in the next 12 months, to make any significant expenditures for equipment. We will continue to staff the company as funds become available. However, currently, we have no plans for significant changes in number of employees.

During the fiscal year ended May 31, 2004, we expended $235,455 in professional fees, consisting of $45,000 in consulting fees paid to our former president and founder, $190,747 in legal fees and professional fees incurred in connection with our private placement of 1,800,000 common shares, our additional patent protection filings, and litigating our pending lawsuits, and $5,208 in accounting and auditing fees. For the year ended May 31, 2004, $61,285 in legal fees was owed to our director, Ronald Tropp. We expect to incur similar fees in the current fiscal year, based on our research and development efforts, our need for additional capital, and continuing litigation.

CONTROLS EVALUATION BY MANAGEMENT

As required by Rule 13a-15 under the Exchange Act, within the 90 days prior to the filing date of this report, we carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures over financial reporting. This evaluation was carried out under the supervision and with the participation of our management, including our President, Chief Executive Officer and Chief Financial Officer. Based upon that evaluation, our President, Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective.

There have been no significant changes in our internal controls or in other factors, which could significantly affect internal controls subsequent to the date we carried out our evaluation.

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in Company reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in Company reports filed under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer as appropriate, to allow timely decisions regarding required disclosure.

MANAGEMENT

The members of the Board of directors of CytoDyn serve until the next annual meeting of stockholders, or until their successors have been elected.

The officers serve at the pleasure of the Board of directors. Directors serve a term of one year, or until the following annual meeting of the shareholders, whichever period is longer.

The current executive officers, key employees and directors of CytoDyn are as follows:


     Name                          Age              Position
--------------                  ---------       ----------------
Allen D. Allen                      68          Chief Executive Officer,
                                                Chairman, Board of Directors

Wellington A. Ewen                  65          Chief Financial Officer

Corinne Allen                       37          Secretary/Treasurer, Vice
(Daughter of Allen D. Allen)                    President

Ronald J. Tropp, Esq.               60          Director

Daniel M. Strickland, MD            59          Director

Peggy J. Pence, PhD.                54          Director

Allen D. Allen. Mr. Allen is the Chief Executive Officer and Chairman of the Board of Directors, since October 2003. Prior to that, he was the Chairman of the Board of Directors and Chief Executive Officer of CytoDyn of New Mexico, Inc., since its inception in 1994. Mr. Allen began his career as a theoretical physicist and used his knowledge of science to contribute to the field of neuroimmunology at its very inception during the Korean War. Over the past thirty years, he has published numerous papers in the peer review science and medical journals, and received a national award (the ARS Student Award) in aeronautics from the American Rocket Society (now the Institute of Aeronautics and Astronautics) in 1953. He has also served as an investigator on clinical research sponsored by major pharmaceutical companies, such as Ortho Biotech (Johnson & Johnson, and Sanofi-Winthrop. Mr. Allen invented and patented the family of HIV/AIDS therapies licensed to CytoDyn. During our start-up phase of operations, he also serves as President and Chief Executive Officer. He is a member of the American Physical Society and the American Federation of Scientists, a life member of the Institute of Electrical and Electronics Engineers, and a founding member of the Editorial Board of Physics Essays.

Wellington A. Ewen, CPA, MBA, Chief Financial Officer, received his BS and MBA from Cornell University. Over the past 10 years, Mr. Ewen has served and consulted as a financial and accounting officer for several development stage pharmaceutical companies including Entropin, Inc. where is served as CFO from April 1998 until 2000. Mr. Ewen was also the former CFO of Amerimmune, Inc, from 1999 until his resignation in 2000. He has also served as a manager at PriceWaterHouseCoopers in Los Angeles, California. Mr. Ewen is currently licensed as a CPA in Oregon.

Corinne E. Allen. Ms. Allen, a graduate of California State University Northridge is the Secretary, Treasurer, Director , of the company since October, 2003 and Vice President of Business Development as of May 2004. Prior to that, she served as Secretary, Treasurer, of CytoDyn of New Mexico, Inc., since April, 1995 and as Director since July, 1994. Ms. Allen was recently employed as a senior manager at Deloitte & Touche from 1999 until 2003, and has 17 years experience in the accounting industry. Ms. Allen received a B.S. in Business Administration with a specialty in Accounting Theory and Practice from California State University Northridge in 1992. She has been a certified public accountant since January 1997. Ms. Allen is the daughter of Allen D. Allen.

Ronald J. Tropp, Esq. Mr. Tropp is an attorney admitted to practice in New York and California. He is a graduate of Swarthmore College and the University of Wisconsin at Madison Law School. He has been a Director of the company since October, 2003, and, prior to that time, served as Director for CytoDyn of New Mexico, Inc. He is an attorney, admitted to practice in New York and California. He has practiced entertainment and transactional law for over 25 years and has been representing CytoDyn of New Mexico, Inc. since the Fall of 1999.
Previously,  he served as  corporate  counsel and  director  for  Pacific  Coast
Medical  Enterprises,   which  owned  five  acute  care  hospitals  in  Southern
California


Daniel M. Strickland, MD. Dr. Strickland has been a Director of the company since October, 2003, and, prior to that time, served as a Director of CytoDyn of New Mexico, Inc. Dr. Strickland served as a nuclear engineer for the U.S. Air
Force before he became a physician. He received his BS degree in physics from the University of Georgia, his MS in Nuclear Engineering from the Air Force
Institute of Technology,  and his MD from the Medical  College of Georgia.  From
1986 through 1989, Dr. Strickland served as Clinical Associate  Professor at the
University of Texas Health Science Center in San Antonio, Texas. He also served as Flight Surgeon at the School of Aerospace Medicine at Brooks Air Force Base,
Texas in 1977. Dr. Strickland is board certified by the National Board of Medical Examiners. He received training designations from the American College of Surgeons, and the American Heart Association for Advanced Trauma Life Support and Advanced Cardiac Life Support. In 1988 and 1989 he served on the Membership
Committee of the Alamo Chapter of Sigma Xi, the Scientific Research Society. Dr.
Strickland  also  belongs  to Sigma  Delta  Chi,  the  Society  of  Professional
Journalists.  He holds U.S. patent No. 3,909,624 for a Split-Ring Marx Generator
Grading.

Peggy C.  Pence,  PhD.  Dr.  Pence,  a graduate  of  Louisiana  Tech and Indiana
University,  has been a Director of the company since  October,  2003. Dr. Pence has 30 years of  experience  in the  research  and  development  of  traditional pharmaceutical  and  biotechnology-derived  potential drugs and medical devices, and  served 13 years of this time in the  employ of Eli Lilly and  Company.  Dr.
Pence has served in management  positions at emerging  biotechnology  companies,
including  Serono   Laboratories,   Triton   Biosciences   (acquired  by  Berlex
Laboratories,  Inc.),  and Amgen.  In 1992 Dr. Pence  founded  Symbion  Research
International,  the CRO  (Contract  Research  Organization)  that  conducted the successful phase Ia/b study of Cytolin.

Due to health reasons, Brian McMahon, our former Executive Vice President was removed by the board of directors by unanimous written consent in May 2004. He may remain a consultant of the company.

                             EXECUTIVE COMPENSATION

The following table sets forth for the period ended May 29, 2004 compensation paid or agreed to be paid by CytoDyn to its Chairman of the Board, and Chief
Executive Officer and our Secretary/Chief Financial Officer.

                           SUMMARY COMPENSATION TABLE

                             Annual Compensation                         Long-term Compensation
                            --------------------                 ------------------------------------
                                                                 Restricted     Securities
Name and                                           Other Annual    Stock        Underlying     LTIP       All other
Principal Position            Salary      Bonus    Compensation    Awards     Options/SAR's   Payouts   compensation
--------------------------   --------   --------   ------------  ----------   -------------   -------   ------------
Allen D. Allen  (2004)
Chief Executive Officer
and Chairman                  $98,000       0            0            0             0            0

Corinne Allen   (2004)
Secretary/Treasurer
Vice President                $50,000       0            0            0             0            0
(Daughter of Allen D. Allen)

Wellington A Ewen (2004)
Chief Financial Officer                                                         150,000


* Mr Allen and Ms. Allen are under contract for the above stated salaries. However, due to cash constraints, they have been paid less then the amount of salary stated in their contracts.

                                   STOCK PLANS

We have a stock option plan for our Chief Financial Officer, Wellington Ewen, on an earned basis. His options will vest over three years. He will earn 50,000 shares with an exercise price of .$50 per share after the first year of service, 50,000 shares with an exercise price of $1.00 after the second year of service and 50,000 shares with an exercise price of $1.50 after the third year of service. This plan was approved by the Board of Directors. We do not have any other stock option or stock compensation plans in force at this time. We do anticipate adopting an additional stock option incentive plan in the near future in order to attract and retain key people as our directors, employees or consultants.

During the year ended May 31, 2004, the Company committed to grant a financial representative warrants to purchase 426,000 shares of the Company's common stock. The warrants carry an exercise price of $.30 per share, vest on the date of grant and expire after five years from the date of grant. The warrants were granted on November 25, 2004 and were included in the registration for the public offering under our SB-2 filing. No warrants have yet been exercised.

The Company's common stock had no traded market value on the date of grant. The market value of the stock was determined to be $.30 per share base on contemporaneous sales of common stock to unrelated third party investors. The weighted average exercise price and weighted average fair value of these options as of November 30, 2004 were $0.30 and $0.028, respectively.

The fair value for the options granted during the six months ended November 30, 2004 was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

               Risk-free interest rate.....................     2.00%
               Dividend yield..............................     0.00%
               Volatility factor...........................     0.00%
               Weighted average expected life..............   5 years

The Black-Scholes options valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our stock options. Although the above options were determined to have $-0- fair value, we have presented the pro forma net loss and pro forma basic and diluted loss per common share using the assumptions noted above.

                                          For the Period June 1 , 2004
                                            Through November 30, 2004
                                          (a development stage company)
                                          -----------------------------

Net loss, as reported .......................       $  (244,132)
                                                    ===========

Pro forma net loss ..........................       $  (244,132)
                                                    ===========
Basic and diluted net loss per common
   share, as reported .......................       $     (0.03)
                                                    ===========

Pro forma basic and diluted net loss
   per common share .........................       $     (0.05)
                                                    ===========


The following schedule summarizes the changes in our outstanding stock options:

                                          Awards Outstanding and Exercisable
                                         ------------------------------------   Weighted Average
                                            Number of         Exercise Price     Exercise Price
                                             Shares              Per Share         Per Share
                                         ---------------     ----------------   ----------------
Balance at May 31, 2004................      150,000          $0.50 to $1.50     $         1.00
   Awards granted......................      426,000               $0.30         $         0.30
   Awards exercised....................         -                  $0.00         $          -
   Awards cancelled/expired............         -                  $0.00         $          -
                                         ---------------                        ----------------

Balance at November 30, 2004...........      576,000          $0.30 to $1.50     $         0.48
                                         ===============

The company has no other option plan other than the 150,000 common shares already granted.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as of the date of this Prospectus and as adjusted to reflect the sale of 250,000 shares offered hereby, based upon information obtained from the persons named below, relating to the beneficial ownership of shares of Common Stock by each person known to CytoDyn to own five percent or more of the outstanding Common Stock, each director of CytoDyn and all officers and directors of CytoDyn as a group.

                                    Shares        Percent     Percent
Name and Address                 Beneficially     Before       After
of Beneficial Owner                 Owned        Offering    Offering
-------------------              ------------    --------    --------

*Allen D. Allen                    2,118,515      26.2%       24.8%
4236 Longridge Ave. #302
Studio City, CA  91604

*Corinne Allen                     1,736,335      21.5%       20.4%
200 W. DeVargas Street
Suite 1
Santa Fe, NM  87501

*Daniel M. Strickland, MD.             8,476      .001%       .001%
P.O. Box 10
Lansing, NC  28643

*Peggy C. Pence, PhD.                      0         0%          0%
29219 Canwood Street, Suite 100
Agoura Hills, CA  91301

*Ronald J. Tropp                           0         0%          0%
20222 Oxnard St.
Woodland Hills, CA  91367

James B. Wiegand                     400,000         5%        4.7%
16200 WCR 18E
Loveland, CO  80531

***J.P Turner & Company              426,000         5%          5%

*All officers and directors        3,863,326      47.8%       45.2%
as a group

--------
*** A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Prospectus have been exercised. Except as otherwise indicated, CytoDyn believes that each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned. Max O. Gould, our financial representative, individually owns 320,000 of the 426,000 warrants granted and the remaining 126,000 warrants are controlled by the managing partner of J.P Turner, Patrick Power.


CERTAIN TRANSACTIONS

         Related Party Transactions, Actual or Proposed, In Last 2 Years. We propose to be, or during the last two years were, party to certain transactions involving amounts in excess of $60,000, in which our directors, executive officers, others hold more than 5% of any class of our securities, or their immediate family members, had or will have a material interest. The interested parties and transactions are described below.


         Agreement to Issue Warrants to J.P. Turner & Company, LLC. J.P. Turner & Company, LLC, is a beneficial owner of 5.02% of our common stock, by virtue of a common stock warrants which it is entitled to receive pursuant to a "Financial Representative Agreement" dated November 25, 2003. Pursuant to the terms of that agreement:
     o J.P. Turner acted as our agent in connection with a private offering of our securities;
     o    We paid the sum of $54,000 to J.P. Turner;
     o We are to issue to J.P. Turner warrants for the purchase of 426,000 shares of our common stock, at an exercise price of $0.30 per share;
     o    When issued, the warrants will:
               o    Vest immediately in favor of J.P. Turner;
               o    Be exercisable immediately and thereafter for 5 years;

               o    Contain   customary   anti-dilution   provisions  for  stock
                    dividends, splits, mergers and sales of substantially all assets; and
               o    Contain a "cashless exercise" provision;

     o We have granted J.P. Turner "piggyback" registration rights, at our expense, with respect to the shares underlying the warrants;
     o We are to indemnify J.P. Turner and others against certain losses arising in connection with our material misrepresentations or omissions, the performance by J.P. Turner of the agreement, or breach of representations or warranties by an investor; and
     o The term of the agreement is 12 months, subject to termination upon 45 days written notice.

         Agreement with Symbion Research International, Inc. Our director, Peggy
C. Pence, PhD., is the President and Chief Executive Officer of Symbion Research International, Inc. On October 1, 2003, we entered into a "Master Agreement for Professional Services" with Symbion. The agreement describes general terms and conditions intended to apply to services which Symbion may provide for us, most likely in connection with the conduct of future FDA clinical trials of Cytolin. That agreement requires an advance payment of $25,000 to Symbion, of which $5,000 is to serve as a retainer and the remaining $20,000 is to be applied against billing for services that may be rendered. We have made the advance payment. We also have had discussions with Symbion regarding the possible conduct of Phase II and III trials, and these discussions have resulted in Symbion providing us with a cost estimate:
     o based on the assumption that the FDA will approve the currently designed Phase II/III pivotal study;
     o that services related to the end of Phase I and the Pre-Phase II meeting will cost between $50,000 and $100,000;
     o that services related to the Phase II/Phase III pivotal study will cost between $1,250,000 and $1,750,000; and
     o that the cost to the Investigators will be between $750,000 and $1,500,000, plus the costs of materials, investigational product manufacturing or supplies.

     Buy-Sell Agreement with Symbion Research International. Effective January 5, 2005.

Our director, Peggy C. Pence, PhD., is the President and Chief Executive Officer of Symbion Research International, Inc. On January 5, 2005, we entered into a buy-sell agreement to purchase intellectual property owned by Symbion. The agreement describes the intellectual property in detail which summarized, is the Phase 1 clinical data and the protocol for the Phase II study. Under the terms of this agreement:

- CytoDyn, Inc may purchase Symbion's Phase I clinical data in connection with obtaining approval from the FDA to conduct the Phase II/Phase III stud(ies) for Cytolin.

- CytoDyn, Inc will grant 83,122 non-qualified stock options with an exercise price of $.75 per share that will vest immediately and be exercisable over 5 years.

- CytoDyn, Inc will pay $25,000 to Symbion by February 10, 2005, 30 days after the execution of the agreement.
- CytoDyn, Inc will pay $275,000 to Symbion once our secondary financing is received.

We have paid Symbion $25,000 out of the loan proceeds we received in March 2005. Although the payment was late, Symbion has accepted it and the contract is in force.


In the event the shareholders do not approve the company's option plan by December 31, 2005, CytoDyn, Inc will pay Symbion $62,341.50 in U.S. dollars.


The results of the Phase II/III stud(ies) for Cytolin shall be the sole property of CytoDyn, Inc upon Symbion's receipt of the final payment called for by this agreement. If all remaining payments are not received, the property shall revert to Symbion.


         Acquisition of the Assets of CytoDyn of New Mexico. Allen D. Allen, our president, chief executive officer and the chairman of the board of directors, Corinne E. Allen, our vice president of business development, secretary, treasurer and director, Ronald J. Tropp and Daniel M. Strickland, M.D., our directors, and Brian J. McMahon, our former executive vice president, formerly also served as executive officers or directors of CytoDyn of New Mexico, Inc. In October 2003, we acquired the assets of CytoDyn of New Mexico, Inc. and changed our name to CytoDyn, Inc. Please see "The Acquisition Agreement with CytoDyn of New Mexico" under "Description of Business" at Part I, Item 1. In connection with that transaction:

     o we issued to CytoDyn of New Mexico 5,362,640 post reverse- split shares of our common stock;
     o Allen D. Allen, who is our president, chief executive officer and the chairman of our board of directors, ultimately received 2,118,515 shares of our post reverse-split common stock 1 and indirectly benefited from our assumption of debts in the amount of $71,694 owed to him and Corinne E. Allen by CytoDyn of New Mexico;
     o Corinne E. Allen, who is our vice president of business development, secretary and treasurer, ultimately received 1,736,335 shares of our post reverse-split common stock 1 and indirectly benefited from our assumption of debts in the amount of $71,694 owed to her and Allen D. Allen by CytoDyn of New Mexico;
     o Daniel M. Strickland, MD, who is a member of our board of directors, ultimately received 8,476 shares of our post reverse-split common stock 1; and

     o James B. Wiegand, who until this transaction had been our president, retained 400,000 shares of our post reverse-split common stock.

         Services Provided by Ronald J. Tropp. Our director, Ronald J. Tropp, Esq., has provided legal services to us, and to CytoDyn of New Mexico, for a number of years. Currently, we owe him the sum of $61,285 for these services. No arrangements have been made for the payment of this obligation. These fees are due on demand and do not carry interest. We anticipate that Mr. Tropp will provide additional legal services to us in the future.

         Indemnification,  Legal  Costs  and  Fees  Incurred  by  Directors  and
Officers. Allen D. Allen, our president, chief executive officer and the chairman of the board of directors, Corinne E. Allen, our vice president of business development, secretary, treasurer and director, Ronald J. Tropp and Daniel M. Strickland, M.D., our directors, and Brian J. McMahon, our former executive vice president, are named as Cross-Defendants in a Cross-Complaint filed in the California Superior Court in and for Los Angeles County in an action originally captioned CytoDyn of New Mexico, Inc. et al., v. Amerimmune Pharmaceuticals, Inc. et al., Case number BC 290154. The Cross-Complaint is based upon alleged acts and omissions of these individuals occurring before we entered into the Acquisition Agreement with CytoDyn of New Mexico. In a separate proceeding, in Ventura County, California, captioned CytoDyn, Inc., et al. v. Amerimmune, Inc. et al., Case number SC039250, Allen D. Allen is our co-plaintiff. Please see the discussion entitled "Legal Proceedings" in Part I,
Item 3. Our Articles of Incorporation and by-laws provide that we will indemnify directors, officers, and enumerated others against certain liabilities and expenses arising because of the indemnitee's corporate status or relationship. We have not determined whether we have an obligation to indemnify Messrs. Allen, McMahon, Tropp and Strickland and Ms. Allen with respect to any liability that may arise under the Cross-Complaint. Allen, McMahon, Tropp and Strickland and Ms. Allen in the Los Angeles County proceeding. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         Note Given and Debt Owed to Allen D. Allen. In January 2004 we issued to Allen D. Allen, our president, chief executive officer and the chairman of our board of directors, a non interest bearing promissory note, payable on demand, in the original principal amount of $22,788. The note reflects advances made to us by Mr. Allen during the years ending on May 31, 2003 and May 31, 2004. In addition, we owe the sum of $10,000 to Mr. Allen, who advanced that amount to CytoDyn of New Mexico for further payment to Rexray Corporation in connection with the acquisition of the assets of CytoDyn of New Mexico. The sum owed does not bear interest and is payable on demand.

         Notes Given to Corinne Allen. In January 2004, we issued to Corinne E. Allen, our vice president of business development, secretary, treasurer and director, two non interest bearing promissory notes, each payable on demand, in the original principal amounts of $50,000 and $38,906. The notes reflected advances made to us by Ms. Allen during the years ending on May 31, 2003 and May 31, 2004. The $50,000 note was paid in full in February, 2004. The $38,906 note remains outstanding and does not bear interest.

         Transactions With Promoters. James B. Wiegand was the promoter of Rexray Corporation and served as its president from the time of incorporation until its acquisition of the assets of CytoDyn of New Mexico. Rexray was incorporated on May 2, 2002, under the laws of Colorado as a "blank check" company. 800,000 shares of its common stock were issued to Mr. Wiegand in exchange for organizational services provided and valued by him at $8,000 or $.01 per share By virtue of a one-for-two reverse stock split effected in October, 2003, Mr. Wiegand's common stock ownership was reduced to 400,000 shares. We were party to the following additional direct or indirect transactions with Mr. Wiegand:

     o Compensation for Services. In October 2003, we paid $15,000 and gave a promissory note in the original principal amount of $30,000 to Mr. Wiegand. Interest accrued on the unpaid principal amount of the note at the rate of 5% per annum. The note was paid in full in February 2004. The cash payment and note were given in consideration of services provided to us by Mr. Wiegand, principally in connection with the acquisition of the assets of CytoDyn of New Mexico. Mr. Wiegand determined the value of his services.

     o Rent of Office Space. From May 2, 2002 through September 30, 2002, we rented office space located in Mr. Wiegand's home from Amery Coast Corporation at the rate of $100.00 per month. The rental rate was based, according to him, upon then current comparable rents. Amery Coast Corporation was controlled by Mr.Wiegand.

     o Contributions of Office Space. From October 1, 2002 through May 31, 2003, Amery Coast Corporation contributed office space to us. The rental value of the office space was deemed to be $100 per month, based on the previous rental rate determined by Mr. Wiegand.

     o Contributions of Time, Fee and Cash. Mr. Wiegand contributed services during the year ended May 31, 2003, which he valued at $2,970. In addition, during the year ended May 31, 2003, he paid, on our behalf, $1,645 for professional services rendered to us, and during the 6 month period ending November 30, 2003, he contributed $2,500 to us. The contribution of services and the payments were treated as contributions to capital.

Promissory Notes entered into March 5, 2005.

Due to emergency cash requirements, the company issued to certain individuals promissory notes in exchange for $121,000. These individuals are friends of the officers and directors of the Company. The notes carry 5% simple interest and the principal and accrued interest are due by March 9, 2006.

DESCRIPTION OF COMMON STOCK

CytoDyn is authorized to issue 25,000,000 shares of Common Stock, no par value, and 5,000,000 shares of preferred stock at no par value. As of the date of this Prospectus, there are 8,069,307 shares of common stock outstanding which are held by approximately 133 holders of record.

The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors in its discretion, out of funds legally available therefore. In the event of liquidation, dissolution or winding up of CytoDyn, the holders of Common Stock are entitled to share ratably in the assets of CytoDyn, if any, legally available for distribution to them after payment of debts and liabilities of CytoDyn and after provision has been made for each class of stock, if any, having liquidation preference over the Common Stock. Holders of shares of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock.

TRANSFER AGENT AND REGISTRAR

Standard Registrar and Transfer of 673 Bluebird Lane NE, Albuquerque, New Mexico 87122, acts as our transfer agent.

REPORTS TO SHAREHOLDERS

CytoDyn is a reporting company, pursuant to Section 12(g) of the Exchange Act, and is required to comply with periodic reporting, proxy solicitation and certain other requirements of the Exchange Act.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the consummation of this offering, CytoDyn will have 8,069,307 shares of common stock outstanding of which 885,000 are being registered for resale pursuant to the registration statement of which this prospectus is a part. The 885,000 shares and 426,000 shares being registered for resale hereunder will be freely tradable without restriction or further registration under the Securities Act to the extent that a market develops for our securities. Of the 8,069,307 shares of common stock outstanding as of the date of this Prospectus 8,069,307 are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were acquired by the shareholders of CytoDyn in transactions not involving a public offering, and, as such, may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144, or pursuant to another exemption under the Securities Act. Of such 8,069,307 restricted shares of Common Stock no shares are immediately eligible for sale, without registration, under Rule 144.

In general, under Rule 144 as currently in effect, any person or persons whose shares are aggregated who has beneficially owned restricted shares for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the issuer's common stock or the average weekly trading volume during the four calendar weeks preceding such sale, provided that certain public information about the issuer as required by Rule 144 is then available and the seller complies with certain other requirements. Affiliates will be subject to the provisions of Rule 144, except that the holding period requirement does not apply to sales by affiliates of shares which are not restricted securities. A person who is not an affiliate, has not been an affiliate within three months prior to sale, and has beneficially owned the restricted shares for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

Prior to this offering, there has been no market for the common stock and no prediction can be made as to the effect, if any, that market sales of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair our ability to raise capital through the sale of its equity securities.


PLAN OF DISTRIBUTION

The 450,000 Shares shall be offered on a self underwritten basis in states in the States of California, New Mexico and Colorado. The offering is self underwritten by CytoDyn, and will be offered by officers and directors Corinne Allen and Allen D. Allen, directly to investors. , Corinne Allen and Allen Allen will offer the Shares by prospectus, to friends, former business associates and contacts, and by direct mail to investors who have indicated an interest in us. The offering is a self underwritten offering, which means that it does not involve the participation of an underwriter or broker. The officers and directors are not an "associated person" of a broker or a dealer. These officers and directors have relied on the exemptions in Rule 3a4-1 to determine that they are not considered brokers because (i) neither is subject to a statutory disqualification, (ii) neither will be compensated or receive any fees in connection with the shares offered, (iii) neither is an associated person of a broker or dealer and (iv) each indicates that they will satisfy the conditions of Rule 3a4-1(a)(4)(ii) of the Securities Exchange Act.

The offering of the Shares shall terminate 12 months after the date of this prospectus, when all shares have been sold, or upon the order of the board of directors.

We reserve the right to reject any subscription in whole or in part, or to allot to any prospective investor less than the number of Shares subscribed for by such investor.

We are paying the costs, expenses and fees of registering the common stock estimated to be approximately $40,000 including amounts already spent. The selling security holders will pay any underwriting or brokerage commissions and similar selling expenses relating to the sale of the shares of common stock.

The selling security holders may sell, from time to time, any or all of their shares of our common stock on any stock exchange, market, or trading facility on which our shares are then traded or in private transactions, at a price of $.75 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. When we are notified, if ever, we will promptly send a letter to all selling security holders advising them of this fact.

The selling security holders may sell some or all of their common stock through:

     -    ordinary brokers' transactions which may include long or short sales

     -    transactions involving cross or block trades or otherwise;

     - purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus

     -    market makers or into an existing market for our common stock;

     - other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

     -    transactions in options, swaps or other derivatives; or

     - any combination of the selling options described in this prospectus, or by any other legally available means.

The selling security holders may enter into hedging transactions with broker-dealers who may engage in short sales of our common stock in the course of hedging the positions they assume. The selling security holders also may enter into option or other transactions with broker-dealers that require the delivery by those broker-dealers of the common stock. Thereafter the shares may be resold under this prospectus.

The selling security holders and any broker-dealers involved in the sale or resale of our common stock may qualify as "underwriters" within the meaning of
Section  2(a)  (11)  of  the   Securities   Act  of  1933.   In  addition,   the
broker-dealers' commissions discounts or concessions may qualify as underwriters' compensation under the Securities Act. If any selling security holders or any broker-dealer qualifies as an "underwriter," they will be subject to the prospectus delivery requirements of Section 153 of the Securities Act, which may include delivery through the facilities of the NASD.

In the event any selling security holder sells any of his common stock to a broker, dealer or underwriter as principal, such shares may be resold by the broker, dealer or underwriter only under an amended prospectus that discloses the selling securities holder's arrangements with the broker/dealer/underwriter participating in the offering and identifies the participating broker/dealer/underwriter. Any participating brokers/dealers will be considered as an "underwriter" and will be identified in the amended prospectus as such.

In conjunction with the sales to or through brokers dealers or agents, the selling security holders may agree to indemnify them, against liabilities arising under the Securities Act. We know of no existing arrangements between the selling security holders, any other shareholder, broker, dealer underwriter or agent relating to the sale or distribution of our common stock.

In addition to selling their shares of common stock under this prospectus, the selling security holders may:
     - transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution, or other transfer; or
     - sell their common stock under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144.

We will amend or supplement this prospectus as required by the Securities Act.

SELLING STOCKHOLDERS

The following table shows for each selling security holder:
     - the number of shares of common stock beneficially owned by him or her as of November 30, 2004.
     -    the number of shares of common stock covered by this prospectus and
     - the number of shares of common stock to be retained after this offering, if any, assuming the selling security holder sells the maximum, number of shares ( and percentage of outstanding shares of common stock owned after this offering, if more than 1%)

The selling security holders are not required, and may choose not, to sell any of their shares of common stock. Other than as set forth in the footnotes to the table below, none of the selling security holders have or during the past three years has had any position, office or other material relationship with us or any of our predecessors or affiliates.


                          Shares of Common
                          Stock Beneficially   Shares Issuable   Shares of Common
                          Owned Before         Upon Exercise     Stock to Be Sold   Shares Owned
Name                      Offering             of Warrants       in Offering        After the Offering
------                    ------------------   ---------------   ----------------   ------------------

JP Turner & Company LLC                           426,000            426,000                  0
James B. Wiegand (1)            400,000                              400,000                  0
Daniel Hannaway                  5,000                                5,000                   0

Chris Crouch                     5,000                                5,000                   0
Jared St.Aubyn                   5,000                                5,000                   0
Zachary St.Aubyn                 5,000                                5,000                   0
Lauren Prothe                    5,000                                5,000                   0
Ashley Prothe                    5,000                                5,000                   0
Lea Prothe                       5,000                                5,000                   0
Todd Vacha                       5,000                                5,000                   0
Craig Olsen                      5,000                                5,000                   0
CK Enterprises (2)               5,000                                5,000                   0
Rudy Martinez                    5,000                                5,000                   0
Kirk Wilford                     5,000                                5,000                   0
Craig Kimball                    5,000                                5,000                   0
Charles Cruz                     5,000                                5,000                   0
Westco Mortgage LLC (3)          5,000                                5,000                   0
Stan Norfleet                    5,000                                5,000                   0
Dustin Sandoval                  5,000                                5,000                   0
Michael Nestor                   5,000                                5,000                   0
James McCarron                   5,000                                5,000                   0
Jane McCarron                    5,000                                5,000                   0
F. Michael Johnston              5,000                                5,000                   0
F. Michael Johnston Co (4)       5,000                                5,000                   0
Dylan T. Webber                  5,000                                5,000                   0
Mark Webber                      5,000                                5,000                   0
Craig Olson                      5,000                                5,000                   0
Joe Gomez                        5,000                                5,000                   0
Chad Cordova                     5,000                                5,000                   0
Beau Brooks                      5,000                                5,000                   0
Susie Sandoval                   5,000                                5,000                   0
Greg Gould                       5,000                                5,000                   0
Rose Thomas                      5,000                                5,000                   0
William Gofigan                  5,000                                5,000                   0
Delos Elmer                      5,000                                5,000                   0
Brian Gould                      5,000                                5,000                   0
Don Lawson                       5,000                                5,000                   0
Sonja Gouak                     10,000                                10,000                  0
Mike Underwood                  100,000                              100,000                  0
Dick Monfort                    100,000                              100,000                  0
Barry A. Bates                  100,000                              100,000                  0

Total                           885,000           426,000           1,311,000                 0


(1) James B. Wiegand is our former President, CEO and Director. Currently Mr. Wiegand's beneficial ownership interest is 5% of our outstanding shares.
(2)  The principal of CK Enterprises is, Craig Kimball, President
(3)  The principal of Westco Mortgage LLC is Charles Cruz, President
(4)  The principal of F. Michael Johnston Co is F. Michael Johnston, President

LEGAL MATTERS

The legality of the Common Stock offered hereby will be passed upon for CytoDyn by Ronald J. Tropp, Esq., of Woodland Hills, CA. Please Exhibit 23.5.

EXPERTS

The financial statements of CytoDyn inception on May 2, 2002 up to and including May 31, 2004, appearing in this Prospectus and Registration Statement have been audited by Cordovano and Honeck, P.C., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

CytoDyn has filed with the Commission a Registration Statement under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus, filed as a part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to CytoDyn and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at the Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60601-2511, and at the New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of the Registration Statement may be obtained from the Commission's Public Reference Section upon payment of prescribed fees. Electronic registration statements made through the Electronic Data Gathering, Analysis, and Retrieval system are publicly available through the Commission's Web site at http://www.sec.gov.

                                  CYTODYN, INC.
                     (Formerly CytoDyn of New Mexico, Inc.)
                          (A Development Stage Company)
                          Index to Financial Statements

                                                                           Page
                                                                          ------

Report of Independent Auditors..............................................F-2

Balance Sheet at May 31, 2004...............................................F-3

Statements of Operations for the years ended May 31, 2004 and 2003..........F-4

Statement of Changes in Shareholders' Deficit for the years ended
     May 31, 2004 and 2003..................................................F-5

Statements of Cash Flows for the years ended May 31, 2004 and 2003..........F-6

Notes to Financial Statements...............................................F-7

                         Report of Independent Auditors


To the Board of Directors and Shareholders
CytoDyn, Inc.:


We have audited the accompanying balance sheet of CytoDyn, Inc. (formerly CytoDyn of New Mexico, Inc.) (a development stage company) as of May 31, 2004, and the related statements of operations, changes in shareholders' deficit, and cash flows for the years ended May 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CytoDyn, Inc. as of May 31, 2004, and the results of its operations and its cash flows for the years ended May 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered significant operating losses since inception, which raises a substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Cordovano and Honeck, P.C.
Denver, Colorado
August 20, 2004

                                  CYTODYN, INC.
                     (Formerly CytoDyn of New Mexico, Inc.)
                         (A Development Stage Company)
                                  Balance Sheet

                                  May 31, 2004

                                     Assets

Current Assets:
    Cash ......................................................   $   186,964
    Prepaid expenses ..........................................        16,302
                                                                  -----------
                  Total current assets ........................       203,266

Furniture and equipment, less accumulated
    depreciation of $204 ......................................         3,131
Deposit .......................................................           495
                                                                  -----------

                                                                  $   206,892
                                                                  ===========

                    Liabilities and Shareholders' Deficit

Current Liabilities:
    Accounts payable ..........................................   $    57,401
    Accrued liabilities .......................................        16,632
    Indebtedness to related parties (Note 2) ..................       132,979
                                                                  -----------
                  Total current liabilities ...................       207,012
                                                                  -----------

Commitments and contingencies (Note 6) ........................          --

Shareholders' deficit (Note 4):
    Preferred stock, no par value; 5,000,000 shares authorized,
       -0- shares issued and outstanding ......................          --
    Common stock, no par value; 20,000,000 shares authorized,
       8,069,307 shares issued and outstanding ................     1,916,334
    Additional paid-in capital ................................        23,502
    Accumulated deficit .......................................    (1,601,912)
    Deficit accumulated during development stage (Note 8) .....      (338,044)
                                                                  -----------
                  Total shareholders' deficit .................          (120)
                                                                  -----------

                                                                  $   206,892
                                                                  ===========

                 See accompanying notes to financial statements

                                 CYTODYN, INC.
                     (Formerly CytoDyn of New Mexico, Inc.)
                         (A Development Stage Company)
                            Statements of Operations

                                                   For The Years Ended
                                                         May 31,
                                               --------------------------
                                                   2004           2003
                                               -----------    -----------
Operating expenses:
    General and administrative (Note 9) ....   $   325,550    $    30,229
    Legal fees, related party (Note 2) .....        20,050           --
    Depreciation ...........................           204           --
                                               -----------    -----------
                    Total operating expenses       345,804         30,229
                                               -----------    -----------

                    Operating loss .........      (345,804)       (30,229)

Interest income ............................           343           --
Interest expense ...........................          (453)          --
                                               -----------    -----------
                    Loss before income taxes      (345,914)       (30,229)

Income tax provision (Note 5) ..............          --             --
                                               -----------    -----------

                    Net loss ...............   $  (345,914)   $   (30,229)
                                               ===========    ===========

Basic and diluted loss per share ...........   $     (0.05)   $     (0.01)
                                               -----------    -----------

Basic and diluted weighted average
    common shares outstanding ..............     6,335,973      5,362,640
                                               ===========    ===========










                 See accompanying notes to financial statements

                                 CYTODYN, INC.
                     (Formerly CytoDyn of New Mexico, Inc.)
                         (A Development Stage Company)
                 Statements of Changes in Shareholders' Deficit



                                                      Preferred Stock               Common Stock          Additional
                                                 -------------------------   -------------------------     Paid-in     Accumulated
                                                    Shares        Amount        Shares        Amount       Capital       Deficit
                                                 -----------   -----------   -----------   -----------   -----------   -----------
Balance at June 1, 2002 ......................          --     $      --       5,362,640   $ 1,417,792   $     9,002   $(1,563,813)

Capital contribution by president (Note 2) ...          --            --            --            --          14,500          --
Net loss, year ended May 31, 2003 ............          --            --            --            --            --         (30,229)
                                                 -----------   -----------   -----------   -----------   -----------   -----------

Balance at May 31, 2003 ......................          --            --       5,362,640     1,417,792        23,502    (1,594,042)

October 28, 2003, stock issued to acquire the
    net assets of Rexray Corporation (Note 1)           --            --         890,000         7,542          --            --
                                                 -----------   -----------   -----------   -----------   -----------   -----------

Balance at October 28, 2003, following
    recapitalization .........................          --            --       6,252,640     1,425,334        23,502    (1,594,042)

February through April 2004, sale of
    common stock less offering costs of
    $54,000 ($.30/share) (Note 4) ............          --            --       1,800,000       486,000          --            --
February 2004, shares issued to former officer
    as payment for working capital advance
    ($.30/share) (Note 2) ....................          --            --          16,667         5,000          --            --
Net loss, period ended May 31, 2004 ..........          --            --            --            --            --          (7,870)
                                                 -----------   -----------   -----------   -----------   -----------   -----------

Balance at May 31, 2004 ......................          --     $      --       8,069,307   $ 1,916,334   $    23,502   $(1,601,912)
                                                 ===========   ===========   ===========   ===========   ===========   ===========

                                                   Deficit
                                                 Accumulated
                                                    During
                                                 Development
                                                    Stage          Total
                                                 -----------    -----------

Balance at June 1, 2002 ......................   $      --      $  (137,019)

Capital contribution by president (Note 2) ...          --           14,500
Net loss, year ended May 31, 2003 ............          --          (30,229)
                                                 -----------    -----------

Balance at May 31, 2003 ......................          --         (152,748)

October 28, 2003, stock issued to acquire the
    net assets of Rexray Corporation (Note 1)           --            7,542
                                                 -----------    -----------

Balance at October 28, 2003, following
    recapitalization .........................          --         (145,206)

February through April 2004, sale of
    common stock less offering costs of
    $54,000 ($.30/share) (Note 4) ............          --          486,000
February 2004, shares issued to former officer
    as payment for working capital advance
    ($.30/share) (Note 2) ....................          --            5,000
Net loss, period ended May 31, 2004 ..........      (338,044)      (345,914)
                                                 -----------    -----------

Balance at May 31, 2004 ......................   $  (338,044)   $      (120)
                                                 ===========    ===========

                 See accompanying notes to financial statements

                                 CYTODYN, INC.
                     (Formerly CytoDyn of New Mexico, Inc.)
                         (A Development Stage Company)
                            Statements of Cash Flows


                                                         For The Years Ended
                                                               May 31,
                                                       ----------------------
                                                         2004         2003
                                                       ---------    ---------
Cash flows from operating activities:
    Net loss .......................................   $(345,914)   $ (30,229)
    Adjustments to reconcile net loss to net cash
       used by operating activities:
          Depreciation .............................         204         --
          Changes in current assets and liabilities:
            Increase in prepaid expenses ...........     (16,302)        --
            Increase in deposits ...................        (495)        --
            Increase in accounts payable and
               accrued liabilities .................      (2,258)        --
                                                       ---------    ---------
                    Net cash used in
                        operating activities .......    (364,765)     (30,229)
                                                       ---------    ---------

Cash flows from investing activities:
    Equipment purchases ............................      (3,335)        --
                                                       ---------    ---------
                    Net cash used in
                        investing activities .......      (3,335)        --
                                                       ---------    ---------

Cash flows from financing activities:
    Capital contributions by president (Note 2) ....        --         14,500
    Proceeds from notes payable issued to
       related parties (Note 2) ....................     115,826       10,500
    Repayment of notes payable to related
       parties (Note 2) ............................     (50,000)        --
    Proceeds from the sale of common stock (Note 4)      540,000         --
    Payment of offering costs (Note 4) .............     (54,000)        --
                                                       ---------    ---------
                    Net cash provided by
                        financing activities .......     551,826       25,000
                                                       ---------    ---------

                        Net change in cash .........     183,726       (5,229)

Cash, beginning of period ..........................       3,238        8,467
                                                       ---------    ---------

Cash, end of period ................................   $ 186,964    $   3,238
                                                       =========    =========

Supplemental disclosure of cash flow information:
    Income taxes ...................................   $    --      $    --
                                                       =========    =========
    Interest .......................................   $     453    $    --
                                                       =========    =========

    Non-cash investing and financing transactions:
       Net assets acquired in exchange for common
          stock in CytoDyn/Rexray business
          combination (Note 1) .....................   $   7,542    $    --
                                                       =========    =========
       Common stock issued to former officer to
          repay working capital advance (Note 2) ...   $   5,000    $    --
                                                       =========    =========


                 See accompanying notes to financial statements

                                  CYTODYN, INC.
                     (Formerly CytoDyn of New Mexico, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements


(1)      Summary of Significant Accounting Policies

Organization and Basis of Presentation

CytoDyn, Inc. (the "Company") was incorporated under the laws of New Mexico on June 4, 1994 under the name CytoDyn of New Mexico, Inc. ("CytoDyn NM"). The Company has devoted substantially all of its efforts to developing certain technology for the treatment of the Human Immunodeficiency Virus (HIV) and to have an Investigational New Drug application approved for clinical trials by the FDA of its product, Cytolin. Due to a combination of poor business relationships and a lack of funding, the Company was unable to successfully complete its business plan. Effective October 28, 2003, following a recapitalization (see below - Acquisition Agreement), the Company entered the development stage and follows Statements of Financial Accounting Standards ("SFAS") No. 7 "Accounting and Reporting by Development Stage Enterprises" (see Note 8).

On October 27, 2003, the Company changed its name to CytoDyn, Inc.

The Company plans to develop therapeutic agents for use against the disease associated with Human Immunodeficiency Virus ("HIV"). The Company intends to develop and obtain FDA approval for the use of monoclonal antibodies to treat patients with HIV by protecting the cells of the body's immune system that are otherwise killed by the disease. The Company is continuing the research and development of a treatment for HIV, using technology licensed to it by the Company's president, and may either repeat Phase I trials, if necessary for non-clinical reasons, or with FDA approval, conduct a Phase II/III pivotal study. The Company has not derived any revenues from the licensed technology, but the Company is planning to pursue further clinical trials.

Acquisition Agreement
---------------------
On October 28, 2003, Rexray Corporation ("Rexray"), a company incorporated under the laws of Colorado on May 2, 2002 and the former Securities and Exchange Commission ("SEC") Registrant, entered into an Acquisition Agreement (the "Agreement") with CytoDyn NM. Under the terms of the Agreement, Rexray agreed to acquire some of the assets of CytoDyn NM in exchange for 5,362,640 shares of its common stock. Following the acquisition, the former shareholders of CytoDyn NM held approximately 85.8 percent of the Company's outstanding common stock, resulting in a change in control. However, for accounting purposes, the acquisition has been treated as a recapitalization of CytoDyn NM, with Rexray the legal surviving entity. Since Rexray had minimal assets and no operations, the recapitalization has been accounted for as the sale of 890,000 shares of CytoDyn NM common stock for the net assets of Rexray. Therefore, the historical financial information prior to the date of the reverse business acquisition is the financial information of CytoDyn NM.

Prior to the Agreement, both Rexray and CytoDyn NM had insignificant operations and were not devoting efforts to establishing a business. Following the Agreement, the Company began devoting substantially all efforts to establishing a new business, but planned principal operations have not yet commenced. As a result, the Company's inception into the development stage has been established at October 28, 2003 and, in accordance with SFAS No. 7, the Company has reported cumulative financial information from the date of its inception into the development stage (see Note 8).

Under the terms of the Agreement, CytoDyn NM:

     o Assigned the patent license agreement between CytoDyn NM and Allen D. Allen covering United States patent numbers 5424066, 5651970, and

                                  CYTODYN, INC.
                     (Formerly CytoDyn of New Mexico, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements


          6534057, and related foreign patents and patents pending, for a method of treating HIV disease with the use of monoclonal antibodies;
     o Assigned its trademarks, CytoDyn and Cytolin, and related trademark symbol; and
     o    Paid $10,000 in cash

In consideration for the above, the Registrant:

     o    Effected a one-for-two reverse split of its common stock;
     o    Issued 5,362,640 shares of its common stock to CytoDyn NM;
     o Amended its Articles of Incorporation to change its name to CytoDyn, Inc.; and
     o    Accepted $161,578 in liabilities related to the assigned assets

Going Concern
-------------
The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company is currently in the development stage with losses for all periods presented. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to obtain additional operating capital, complete development of its medical treatment, obtain FDA approval, outsource manufacturing of the treatment, and ultimately to attain profitability. The Company intends to seek additional funding through equity offerings to fund its business plan. There is no assurance that the Company will be successful.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The  Company   considers  all  highly  liquid  debt  instruments  with  original maturities of three months or less when acquired, to be cash equivalents. The Company had no cash equivalents at May 31, 2004.

Furniture, Equipment and Depreciation

Furniture and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally 3 to 7 years. Maintenance and repairs are charged to expense as incurred and major improvements or betterments are capitalized. Gains or losses on sales or retirements are included in the statement of operations in the year of disposition.

                                  CYTODYN, INC.
                     (Formerly CytoDyn of New Mexico, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements


Impairment of Long-Lived Assets

The Company evaluates the carrying value of any long-lived assets under the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Earnings (Loss) per Common Share

Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares (the denominator) for the period. The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

At May 31, 2004, there was no variance between basic and diluted loss per share as there were no potentially dilutive common shares outstanding.

Financial Instruments

At May 31, 2004, the fair value of the Company's financial instruments approximate fair value due to the short-term maturity of the instruments.

Recently Issued Accounting Pronouncements

Financial Accounting Standards Board Interpretations ("FIN") No. 46 "Consolidation of Variable Interest Entities" was effective immediately upon its issuance during fiscal 2003 for all enterprises with interests in variable interest entities created after January 31, 2003. In December 2003, FASB issued FIN No. 46 (R) that changes the effective dates for the recording of interests in variable interest entities created before February 1, 2003 beginning with the first interim reporting period ending after March 15, 2004. If an entity is determined to be a variable interest entity, it must be consolidated by the enterprise that absorbs the majority of the entity's expected losses if they occur, or receives a majority of the entity's expected residual returns if they occur, or both. Where it is reasonably possible that the enterprise will consolidate or disclose information about a variable interest entity, the enterprise must disclose the nature, purpose, size and activity of the variable interest entity and the enterprise's maximum exposure to loss as a result of its involvement with the variable interest entity in all financial statements issued after January 31, 2003. The adoption of this interpretation in 2004 is not expected to have an effect on the Company's financial statements.

                                  CYTODYN, INC.
                     (Formerly CytoDyn of New Mexico, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements


In December 2003, the staff of the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition," which supersedes SAB No. 101, "Revenue Recognition in Financial Statements." SAB No. 104's primary purpose is to rescind the accounting guidance contained in SAB No. 101 related to multiple-element revenue arrangements that was superseded as a result of the issuance of Emerging Issues Task Force ("EITF") Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." Additionally, SAB No. 104 rescinds the SEC's related Revenue Recognition in Financial Statements Frequently Asked Questions and Answers issued with SAB No. 101 that had been codified in SEC Topic 13, "Revenue Recognition." While the wording of SAB No. 104 has changed to reflect the issuance of EITF Issue No. 00-21, the revenue recognition principles of SAB No. 101 remain largely unchanged by the issuance of SAB No. 104, which was effective upon issuance. The Company's adoption of SAB No. 104 did not have a material effect on its financial position or results of operations.

(2)      Related Party Transactions

During February 2004, the Company issued 16,667 shares of its common stock as payment for a $5,000 advance from a former officer ($.30 per share). There was no interest on the note.

During the period ended May 31, 2004, two officers advanced the Company a total of $111,194. During January 2004, the Company issued the officers promissory notes for the balances owed. The notes are due on demand and carry no interest rate. During February 2004, the Company repaid one officer $50,000. The remaining balance due of $71,694 is included in the accompanying financial statements as Indebtedness to related parties.

A director has provided legal services to the Company and CytoDyn NM over the past several years. During the period ended May 31, 2004, the value of services totaled $20,050. As of May 31, 2004, the Company owed the director $61,285 for legal services, which is included in the accompanying financial statements as Indebtedness to related parties. As of May 31, 2004, no arrangements had been made for the Company to repay this obligation. This amount is due on demand and there is no interest on the loan. The Company anticipates that the director will continue to provide legal services in the future.

During the year ended May 31, 2003, the Company's president contributed $14,500 for working capital. This amount is included in the accompanying financial statements as Additional paid-in capital.

(3)      Note Payable

On October 28, 2003, the Company issued a $30,000 promissory note to its former president as payment for services related to the CytoDyn NM Acquisition Agreement. The note carried a five percent interest rate and was due on January 27, 2004. The Company repaid the $30,000 note, and $442 in accrued interest, in February 2004.

(4)      Shareholders' Equity

Preferred Stock

The Board of Directors is authorized to issue shares of preferred stock in series and to fix the number of shares in such series as well as the designation, relative rights, powers, preferences, restrictions, and limitations of all such series. The Company had no preferred shares issued and outstanding at May 31, 2004.

                                  CYTODYN, INC.
                     (Formerly CytoDyn of New Mexico, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements


Common Stock Sales

From February 2004 through April 2004, the Company sold 1,800,000 shares of its common stock at $.30 per share for net proceeds totaling $486,000, after deducting offering costs of $54,000. The Company relied upon exemptions from registration believed by it to be available under federal and state securities laws in connection with the sales.

The Company has filed a Registration Statement on Form SB-2 with the SEC to offer for sale 250,000 common shares at a price of $.75 per share. To date, the SEC has not declared the Form SB-2 effective.

Stock Options - Employees

During May 2004, the Company granted 150,000 common stock options to an officer with exercise prices ranging form $.50 to $1.50 per share. The Company's common stock had no traded market value on the date of grant. The market value of the stock was determined to be $.30 per share base on contemporaneous sales of common stock to unrelated third party investors. The weighted average exercise price and weighted average fair value of these options as of May 31, 2004 were $1.00 and $.-0-, respectively. 50,000 options vest on May 10, 2005, an additional 50,000 options vest on May 1, 2006, and the final 50,000 options vest on May 1, 2007.

The Company has no other formal plan to grant stock options.

Pro forma information regarding net income and earnings per share is required by SFAS 123 as if the Company had accounted for its granted stock options under the fair value method of that Statement. The fair value for the options granted during the fiscal year ended May 31, 2004 was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

        Risk-free interest rate.........................          3.00%
        Dividend yield..................................          0.00%
        Volatility factor...............................          0.00%
        Weighted average expected life..................        3 years

The Black-Scholes options valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options. Although the above options were determined to have $-0- fair value, the Company has presented the pro forma net loss and pro forma basic and diluted loss per common share using the assumptions noted above.


                                  CYTODYN, INC.
                     (Formerly CytoDyn of New Mexico, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements


                                                                    October 28,
                                           For The Years Ended         2003
                                                  May 31,             Through
                                        -------------------------     May 31,
                                            2004          2003          2004
                                        -----------   -----------   -----------
Net loss, as reported ...............   $  (345,914)  $   (30,229)  $  (338,044)
                                        ===========   ===========   ===========

Pro forma net loss ..................   $  (345,914)  $   (30,229)  $  (338,044)
                                        ===========   ===========   ===========

Basic and diluted net loss per common
   share, as reported ...............   $     (0.05)  $     (0.01)  $     (0.05)
                                        ===========   ===========   ===========

Pro forma basic and diluted net loss
   per common share .................   $     (0.05)  $     (0.01)  $     (0.05)
                                        ===========   ===========   ===========

The following schedule summarizes the changes in the Company's outstanding stock options:

                                    Options Outstanding and Exercisable
                                    -----------------------------------     Weighted Average
                                      Number of        Exercise Price        Exercise Price
                                        Shares            Per Share            Per Share
                                    -------------    ------------------     ----------------
Balance at October 28, 2003......          -                $0.00            $         -
   Options granted...............      150,000          $0.50.to $1.50       $        1.00
   Options exercised.............          -                $0.00            $         -
   Options expired...............          -                $0.00            $         -
                                    -------------                           ----------------

Balance at May 31, 2004..........      150,000          $0.50.to $1.50       $        1.00
                                    =============


(5)      Income Taxes

A reconciliation of the U.S. statutory federal income tax rate to the effective tax rate is as follows:

                                                                    October 28,
                                           For The Years Ended         2003
                                                  May 31,             Through
                                        -------------------------     May 31,
                                            2004          2003          2004
                                        -----------   -----------   -----------
U.S. Federal statutory graduated rate...   34.00%       15.00%         34.00%
State income tax rate,
  net of federal benefit................    3.17%        4.08%          3.17%
Net operating loss for which no tax
  benefit is currently available........  (37.17%)     (19.08%)       (37.17%)
                                        -----------   -----------   -----------
                                            0.00%        0.00%          0.00%
                                        ===========   ===========   ===========

                                  CYTODYN, INC.
                     (Formerly CytoDyn of New Mexico, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements


At May 31, 2004, federal and state deferred tax assets consisted of a net tax asset of $141,840, which was fully allowed for in the valuation allowance of $141,840. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for the years ended May 31, 2004 and 2003 totaled $141,840 and $5,768. The current tax benefits also totaled $141,840 and $5,768 for the years ended May 31, 2004 and 2003. The net operating loss carryforward expires through the year 2024.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

Should the Company undergo an ownership change, as defined in Section 382 of the Internal Revenue Code, the net tax operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation which could reduce or defer the utilization of those losses.

(6)      Commitments and Contingencies

The Company entered into a noncancellable operating lease for office space that commenced November 14, 2003 and expired November 30, 2004but is renewable. Payments required under the operating lease are $495 per month.

The Company has committed to grant a financial representative warrants to purchase 426,000 shares of the Company's common stock. The warrants will carry an exercise price of $.30 per share and will expire after five years from the date of grant. The warrants were subsequently granted on November 25, 2004. To date, none of the warrants have been exercised.

The Company has signed Personal Service Agreements with three officers that cover the two years ended May 31, 2005 and 2006. Under the terms of the agreements, if an officer is terminated by the Company without cause or terminates service for good cause within three months of a change in control, the Company is required to pay the officer the balance of the base salary for the term of the agreement and for an additional 12 months after the expiration of the term.

(7)      Concentrations of Credit Risk

The Company has concentrated its credit risk for cash by maintaining deposits in financial institutions, which may at times exceed the amounts covered by insurance provided by the United States Federal Deposit Insurance Corporation ("FDIC"). The loss that would have resulted from that risk totaled $85,954 at May 31, 2004, for the excess of the deposit liabilities reported by the financial institutions over the amount that would have been covered by FDIC. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk to cash.

(8)      Financial Information - Development Stage

Following is the Statement of Operations for the period in which the Company has been in the development stage as required by SFAS No. 7.

                                  CYTODYN, INC.
                     (Formerly CytoDyn of New Mexico, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements



            Operating expenses:
               General and administrative (Note 9)   $   317,680
               Legal fees, related party (Note 2)         20,050
               Depreciation ......................           204
                                                     -----------
                 Total operating expenses ........       337,934
                                                     -----------
                 Operating loss ..................      (337,934)

            Interest income ......................           343
            Interest expense .....................          (453)
                                                     -----------
                 Loss before income taxes ........      (338,044)

            Income tax provision (Note 5) ........          --
                                                     -----------

                  Net loss .......................   $  (338,044)
                                                     ===========

            Basic and diluted loss per share .....   $     (0.05)
                                                     ===========

            Basic and diluted weighted average
             common shares outstanding ...........     7,290,735
                                                     ===========



Following is the Statement of Cash Flows for the period in which the Company has been in the development stage as required by SFAS No. 7.

                                  CYTODYN, INC.
                     (Formerly CytoDyn of New Mexico, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements

                      October 28, 2003 Through May 31, 2004

Cash flows from operating activities:
      Net loss .......................................   $(338,044)
      Adjustments to reconcile net loss to net cash
         used by operating activities:
            Depreciation .............................         204
            Changes in current assets and liabilities:
                Increase in prepaid expenses .........     (16,302)
                Increase in deposits .................        (495)
                Increase in accounts payable and
                  accrued liabilities ................      (2,258)
                                                         ---------
                       Net cash used in
                          operating activities .......    (356,895)
                                                         ---------

Cash flows from investing activities:
      Equipment purchases ............................      (3,335)
                                                         ---------
                       Net cash used in
                          investing activities .......      (3,335)
                                                         ---------

Cash flows from financing activities:
      Proceeds from notes payable issued to
         related parties (Note 2) ....................     111,194
      Repayment of notes payable to related
         parties (Note 2) ............................     (50,000)
      Proceeds from the sale of common stock (Note 4)      540,000
      Payment of offering costs (Note 4) .............     (54,000)
                                                         ---------
                       Net cash provided by
                          financing activities .......     547,194
                                                         ---------

                          Net change in cash .........     186,964

Cash, beginning of period ............................        --
                                                         ---------

Cash, end of period ..................................   $ 186,964
                                                         =========

Supplemental disclosure of cash flow information:
      Income taxes ...................................   $    --
                                                         =========
      Interest .......................................   $     453
                                                         =========

      Non-cash investing and financing transactions:
         Net assets acquired in exchange for common
            stock in CytoDyn/Rexray business
            combination (Note 1) .....................   $   7,542
                                                         =========
         Common stock issued to former officer to
            repay working capital advance (Note 2) ...   $   5,000
                                                         =========

                                  CYTODYN, INC.
                     (Formerly CytoDyn of New Mexico, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements


(9)      General and Administrative Expenses

General and administrative expenses consist of the following:

                                                              October 28,
                                     For The Years Ended         2003
                                            May 31,             Through
                                  -------------------------     May 31,
                                      2004          2003          2004
                                  -----------   -----------   -----------
     Salaries and payroll taxes   $    96,102   $      --     $    96,102
     Legal ....................       137,731        13,213       132,922
     Consulting ...............        25,000          --          25,000
     Other professional fees ..        16,059          --          16,059
     Patent fees ..............        20,919          --          20,919
     Office, travel, and other         29,739        17,016        26,678
                                  -----------   -----------   -----------
                                  $   325,550   $    30,229   $   317,680
                                  ===========   ===========   ===========

(10)     Litigation

         CytoDyn of New Mexico, Inc. et al., v. Amerimmune Pharmaceuticals, Inc. et al., Case number BC 290154, California Superior Court in and for the County of Los Angeles The First Amended and Supplemental Complaint alleged causes of action for unfair business competition, inducement of breach of contract, fraud and unjust enrichment, and declaratory and equitable relief.

This case was dismissed due to the attorney's lack of attention to the case. The judge stated that the evidence was not presented in an orderly and logical fashion. The Company may appeal this case given the costs associated with it and the relief awarded to us in the case below.

Rex H. Lewis, a Defendant and former director and C.E.O. of Amerimmune Pharmaceuticals, Inc. has filed a First Amended Cross-Complaint against CytoDyn of New Mexico, Inc., Allen D. Allen, Corinne E. Allen, Ronald J. Tropp, Brian J. McMahon , Daniel M. Stickland, M.D. and unknown others designated as "Does 101-150". Most of these people are also directors of CytoDyn, Inc.

         Mr. Lewis alleges, among other things, misrepresentations or failure to make disclosures related to Cytolin and its development, approval and marketing; interference with Amerimmune's attempt to complete clinical research related to Cytolin and Mr. Lewis' actual or prospective business relationships; and libel and slander of Mr. Lewis.

         Currently the Cross-Complaint asserts causes of action for fraud, interference with prospective business interests, libel and slander. The requested relief includes damages (alleged to range from $3 million to $20 million or more), punitive damages, costs and other "just and proper" relief.

         The outcome of litigation is uncertain. Management believes that an unfavorable result is unlikely with respect to the claims raised by the Complaint, and that the claims raised by the Cross-Complaint are without merit. The defendants have retained new counsel, which are the same attorney's that represented us in the following case that was decided in our favor.

                                  CYTODYN, INC.
                     (Formerly CytoDyn of New Mexico, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements


         Discovery is continuing.  Trial is scheduled for June 2005.


CytoDyn, Inc., et al. v. Amerimmune, Inc. et al., Case number SC039250, California Superior Court in and for the County of Ventura.

The Declaratory Relief Sought and Attorneys' Fees Were Awarded.

The  action  was filed on April 21,  2004.  CytoDyn  and Allen D. Allen were the
plaintiffs.   The  defendants  were  Amerimmune  Inc.,  its  parent   Amerimmune
Pharmaceuticals, Inc., and unknown others designated as "Does 1-100".

         The action concerned a Conditional License Agreement, dated February 24, 2000, between Allen D. Allen and CytoDyn of New Mexico, on one hand, and Amerimmune, Inc., on the other. The complaint alleged that the Conditional License Agreement licensed to the defendants technology and patents related to Cytolin and assigned to defendants an FDA approved investigational new drug application related to Cytolin. Further, it alleged that the defendants breached the Conditional License Agreement, resulting in its termination.

         The principal relief sought was a declaration that the license granted and the assignment of the technology, patents and drug application made pursuant to the Conditional License Agreement were terminated no later than September 12, 2001, and that Allen and CytoDyn are the owners of the technology, patents and investigational new drug application, free of any claims of the defendants. Costs, attorney's fees, and other "just and proper" relief also were sought.

         This case was decided in favor of the plaintiffs, CytoDyn and Allen October 4, 2004.

         Symbion Research International, Inc., v. Amerimmune, Inc. et al., Case number SC035668, California Superior Court in and for the County of Ventura.

The complaint was filed on March 14, 2003. Symbion Research International, Inc was the plaintiff. Amerimmune, Inc. was the remaining defendant. CytoDyn was not a party to this action, however the action affects intellectual property which is important to CytoDyn.

         A default judgment was entered on December 18, 2003. A judgment was entered in favor of Symbion Research International ("Symbion") on September 17, 2004 granting the declarative relief sought by Symbion.

The action concerned intellectual property generated in connection with services provided by Symbion with respect to early phase FDA clinical trials of Cytolin, including research data and a patent application filed in 2002. The complaint alleged that Symbion performed early phase FDA trials (designated in the Complaint as "Phase Ia" and "Phase Ib/II") on behalf of Amerimmune pursuant to an oral agreement, and that Amerimmune failed to pay Symbion for its services, and otherwise breached its obligations under the agreement.

         The complaint asserted causes of action for breach of oral contract, account stated, work and labor done, fraud, and declaratory and injunctive relief. The relief sought included a declaration that Symbion is the owner of the intellectual property resulting from the services provided by Symbion.

         The intellectual property generated in the early phase FDA clinical trials is necessary to obtain approval for, and to conduct, further FDA clinical tests of Cytolin. Because a satisfactory result was obtained in this action,

                                  CYTODYN, INC.
                     (Formerly CytoDyn of New Mexico, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements


CytoDyn has negotiated an agreement with Symbion that will allow the use in subsequent phases of clinical test of Cytolin of the research data generated in the early phases.

                                      INDEX

                                                                          Page
                                                                        --------
PART 1 - FINANCIAL INFORMATION

     Item 1.  Financial Statements

     Condensed balance sheet, November 30, 2004 (unaudited)................F-20
     Condensed statements of operations, three and six months ended
        November 30, 2004 (unaudited) and 2003 (unaudited).................F-21
     Condensed statements of operations, six months ended
        November 30, 2004 (unaudited) and 2003 (unaudited).................F-22
     Notes to condensed financial statements (unaudited)...................F-23

Part I, Item 1. Financial Statements

                                  CYTODYN, INC.
                          (A Development Stage Company)
                             Condensed Balance Sheet
                                   (Unaudited)


                                November 30, 2004

                                     Assets

Current Assets:
    Cash ......................................................   $    14,836
                                                                  -----------
                  Total current assets ........................        14,836

Property and equipment, less accumulated
    depreciation of $955 ......................................         5,547
Deposit .......................................................           495
                                                                  -----------

                                                                  $    20,878
                                                                  ===========

                      Liabilities and Shareholders' Deficit

Current Liabilities:
    Accounts payable ..........................................   $    74,758
    Accrued liabilities .......................................        44,953
    Indebtedness to related parties (Note 2) ..................       132,979
                                                                  -----------
                  Total current liabilities ...................       252,690
                                                                  -----------

Commitments and contingencies (Note 4) ........................          --

Shareholders' deficit:
    Preferred stock, no par value; 5,000,000 shares authorized,
       -0- shares issued and outstanding ......................          --
    Common stock, no par value; 25,000,000 shares authorized,
       8,069,307 shares issued and outstanding ................     1,916,334
    Additional paid-in capital ................................        24,014
    Outstanding stock awards (Note 4) .........................        11,928
    Accumulated deficit .......................................    (1,601,912)
    Deficit accumulated during development stage ..............      (582,176)
                                                                  -----------
                  Total shareholders' deficit .................      (231,812)
                                                                  -----------

                                                                  $    20,878
                                                                  ===========

                 See accompanying notes to financial statements

                                  CYTODYN, INC.
                          (A Development Stage Company)
                       Condensed Statements of Operations
                                   (Unaudited)


                                                   Three Months Ended             Six Months Ended
                                                      November 30,                  November 30,
                                              --------------------------    --------------------------
                                                  2004           2003           2004           2003
                                              -----------    -----------    -----------    -----------
Operating expenses:
    General and administrative ............   $   110,941    $    45,686    $   231,350    $    49,621
    Stock-based compensation (Note 4):
       Financial consulting services ......        11,928           --           11,928           --
    Legal fees, related party .............          --             --             --             --
    Depreciation ..........................           459           --              751           --
                                              -----------    -----------    -----------    -----------
                   Total operating expenses       123,328         45,686        244,029         49,621
                                              -----------    -----------    -----------    -----------
                   Operating loss .........      (123,328)       (45,686)      (244,029)       (49,621)

Interest income ...........................            51              3            227              3
Interest expense ..........................          (148)          (145)          (330)          (145)
                                              -----------    -----------    -----------    -----------
                   Loss before income taxes      (123,425)       (45,828)      (244,132)       (49,763)

Income tax provision (Note 3) .............          --             --             --             --
                                              -----------    -----------    -----------    -----------

                   Net loss ...............   $  (123,425)   $   (45,828)   $  (244,132)   $   (49,763)
                                              ===========    ===========    ===========    ===========

Basic and diluted loss per share ..........   $     (0.02)   $     (0.01)   $     (0.03)   $     (0.01)
                                              ===========    ===========    ===========    ===========

Basic and diluted weighted average
    common shares outstanding .............     8,069,307      5,659,307      8,069,307      5,510,973
                                              ===========    ===========    ===========    ===========




                 See accompanying notes to financial statements

                                  CYTODYN, INC.
                          (A Development Stage Company)
                       Condensed Statements of Cash Flows
                                   (Unaudited)

                                                       Six Months Ended
                                                         November 30,
                                                    ----------------------
                                                      2004         2003
                                                    ---------    ---------

                      Net cash used in
                         operating activities ...   $(169,473)   $  (4,511)
                                                    ---------    ---------

Cash flows from investing activities:
    Property and equipment purchases ............      (3,167)        --
                                                    ---------    ---------
                      Net cash used in
                         investing activities ...      (3,167)        --
                                                    ---------    ---------

Cash flows from financing activities:
    Capital contributions by president (Note 2) .         512         --
    Proceeds from notes payable issued to
       related parties (Note 2) .................        --         13,452
    Repayment of notes payable to related
       parties ..................................        --           --
    Proceeds from the sale of common stock ......        --           --
    Payment of offering costs ...................        --           --
                                                    ---------    ---------
                      Net cash provided by
                         financing activities ...         512       13,452
                                                    ---------    ---------

                         Net change in cash .....    (172,128)       8,941

Cash, beginning of period .......................     186,964        3,238
                                                    ---------    ---------

Cash, end of period .............................   $  14,836    $  12,179
                                                    =========    =========

Supplemental disclosure of cash flow information:
    Income taxes ................................   $    --      $    --
                                                    =========    =========
    Interest ....................................   $     330    $    --
                                                    =========    =========





                 See accompanying notes to financial statements

                                  CYTODYN, INC.
                          (A Development Stage Company)

                     Notes to Condensed Financial Statements
                                   (Unaudited)

Note 1:  Basis of Presentation

The condensed financial statements presented herein have been prepared by the Company in accordance with the instructions for Form 10-QSB and the accounting policies in its Form 10-KSB filed for the year ended May 31, 2004 and should be read in conjunction with the notes thereto.

In the opinion of management, the accompanying condensed financial statements contain all adjustments (consisting only of normal recurring adjustments) which are necessary to provide a fair presentation of operating results for the interim periods presented. The results of operations presented for the three months ended November 30, 2004 are not necessarily indicative of the results to be expected for the year.

The Company is in the development stage in accordance with Statements of Financial Accounting Standards (SFAS) No. 7 "Accounting and Reporting by Development Stage Enterprises".

Financial data presented herein are unaudited.

Note 2:  Related Party Transactions

During the six months ended November 30, 2004, the Company's president paid administrative expenses on behalf of the Company totaling $512. The payment has been recorded as contributed capital and is included in the accompanying condensed financial statements as "Additional paid-in capital".

As of May 31, 2004, the Company owed two officers promissory notes totaling of $71,694. The notes are due on demand and carry no interest rate. The balance due of $71,694 remained unpaid at November 30, 2004 and is included in the accompanying condensed financial statements as Indebtedness to related parties.

As of May 31, 2004, the Company owed a director $61,285 for legal services provided to the Company. As of November 30, 2004, no arrangements had been made for the Company to repay this obligation. The Company anticipates that the director will continue to provide legal services in the future. There is no interest carried on this loan and it is due on demand. The balance due of $61,285 is included in the accompanying condensed financial statements as Indebtedness to related parties.

Note 3:  Income taxes

The Company records its income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". The Company incurred net operating losses for all periods presented resulting in a deferred tax asset, which was fully allowed for by a valuation allowance; therefore, the net benefit and expense resulted in $-0- income taxes.

Note 4:   Stock Awards

During the year ended May 31, 2004, the Company committed to grant a financial representative warrants to purchase 426,000 shares of the Company's common stock. The warrants carry an exercise price of $.30 per share, vest on the date of grant and expire after five years from the date of grant. The warrants were granted on November 25, 2004 and were included in the registration for the public offering under our SB-2 filing. No warrants have yet been exercised.

The Company's common stock had no traded market value on the date of grant. The market value of the stock was determined to be $.30 per share base on contemporaneous sales of common stock to unrelated third party investors. The weighted average exercise price and weighted average fair value of these options as of November 30, 2004 were $0.30 and $0.028, respectively.

The fair value for the options granted during the six months ended November 30, 2004 was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

        Risk-free interest rate.........................          2.00%
        Dividend yield..................................          0.00%
        Volatility factor...............................          0.00%
        Weighted average expected life..................        5 years


The following schedule summarizes the changes in the Company's outstanding stock options:

                                     Awards Outstanding and Exercisable
                                    -----------------------------------     Weighted Average
                                      Number of        Exercise Price        Exercise Price
                                        Shares            Per Share            Per Share
                                    -------------    ------------------     ----------------
Balance at May 31, 2004..........      150,000          $0.50 to $1.50       $        1.00
   Awards granted................      426,000              $0.30            $         .30
   Awards exercised..............          -                $0.00            $         -
   Awards cancelled/expired......          -                $0.00            $         -
                                    -------------                           ----------------

Balance at November 30, 2004.....      576,000          $0.30.to $1.50       $        0.48
                                    =============


Note 5:   Commitments

The Company has signed Personal Service Agreements with three officers that cover the two years ended May 31, 2005 and 2006. Under the terms of the agreements, if an officer is terminated by the Company without cause or terminates service for good cause within three months of a change in control, the Company is required to pay the officer the balance of the base salary for the term of the agreement and for an additional 12 months after the expiration of the term.

The Company had entered into a lease for office space which was renewable on November 30, 2004. The Company has not yet renewed the lease and is currently renting the office space on a month to month basis for 514.80 per month.

Buy-Sell  Agreement with Symbion Research  International.  Effective  January 5,
2005.

Our director, Peggy C. Pence, PhD., is the President and Chief Executive Officer of Symbion Research International, Inc. On January 5, 2005, we entered into a buy-sell agreement to purchase intellectual property owned by Symbion. The agreement describes the intellectual property in detail which summarized, is the Phase 1 clinical data and the protocol for the Phase II study.
Under the terms of this agreement:

- CytoDyn, Inc may purchase Symbion's Phase I clinical data in connection with obtaining approval from the FDA to conduct the Phase II/Phase III stud(ies) for Cytolin.
- CytoDyn, Inc will grant 83,122 non-qualified stock options with an exercise price of $.75 per share that will vest immediately and be exercisable over 5 years.
- CytoDyn, Inc will pay $25,000 to Symbion out of the proceeds of the SB-2 offering
- CytoDyn, Inc will pay $275,000 to Symbion once our secondary financing is received.

In the event the shareholders do not approve the company's option plan by December 31, 2005, CytoDyn, Inc will pay Symbion $62,341.50 in U.S. dollars.

The results of the Phase II/III stud(ies) for Cytolin shall be the sole property of CytoDyn, Inc upon Symbion's receipt of the final payment called for by this agreement. If all payments are not received, the property shall revert to Symbion.

The Company borrowed $121,000 from friends and business acquaintances of the officers and directors in exchange for issuing Promissory Notes carrying 5% interest and due and payable by March 9, 2006. See Note 8.


Note 6:   Financial Information - Development Stage

Following is the Statement of Operations for the period in which the Company has been in the development stage as required by SFAS No. 7.

                   October 28, 2003 Through November 30, 2004

            Operating expenses:
               General and administrative .............   $ 549,030
               Stock-based compensation (Note 4):
                  Financial consulting services .......      11,928
               Legal fees, related party ..............      20,050
               Depreciation ...........................         955
                                                          ---------
                   Total operating expenses ...........     581,963
                                                          ---------
                   Operating loss .....................    (581,963)

            Interest income ...........................         570
            Interest expense ..........................        (783)
                                                          ---------
                   Loss before income taxes ...........    (582,176)

            Income tax provision ......................        --
                                                          ---------

                   Net loss ...........................   $(582,176)
                                                          =========

Following is the Statement of Cash Flows for the period in which the Company has been in the development stage as required by SFAS No. 7.


                   October 28, 2003 Through November 30, 2004

                      Net cash used in
                       operating activities ................   $(526,368)
                                                               ---------

       Cash flows from investing activities:
         Equipment purchases ...............................      (6,502)
                                                               ---------
                      Net cash used in
                       investing activities ................      (6,502)
                                                               ---------

       Cash flows from financing activities:
         Capital contributions by president ................         512
         Proceeds from notes payable issued to
                     related parties (Note 2) ..............     111,194
         Repayment of notes payable to related
                     parties (Note 2) ......................     (50,000)
         Proceeds from the sale of common stock (Note 4) ...     540,000
         Payment of offering costs (Note 4) ................     (54,000)
                                                               ---------
                      Net cash provided by
                       financing activities ................     547,706
                                                               ---------

                      Net change in cash ...................      14,836

       Cash, beginning of period ...........................        --
                                                               ---------

       Cash, end of period .................................   $  14,836
                                                               =========

       Supplemental disclosure of cash flow information:
         Income taxes ......................................   $    --
                                                               =========
         Interest..........................................    $     783
                                                               =========

Note 7:   Litigation

CytoDyn of New Mexico, Inc. et al., v. Amerimmune Pharmaceuticals,  Inc. et al.,
--------------------------------------------------------------------------------
Case number BC 290154,  California  Superior  Court in and for the County of Los
--------------------------------------------------------------------------------
Angeles.
--------

The First Amended and Supplemental Complaint alleged causes of action for unfair business competition, inducement of breach of contract, fraud and unjust enrichment, and declaratory and equitable relief. This case was dismissed due to the attorney's lack of attention to the case. The judge stated that the evidence was not presented in an orderly and logical fashion.

Rex H. Lewis, a Defendant and former director and C.E.O. of Amerimmune Pharmaceuticals, Inc. has filed a First Amended Cross-Complaint against CytoDyn of New Mexico, Inc., Allen D. Allen, Corinne E. Allen, Ronald J. Tropp, Brian J. McMahon , Daniel M. Stickland, M.D. and unknown others designated as "Does 101-150".

Mr. Lewis alleges, among other things, misrepresentations or failure to make disclosures related to Cytolin and its development, approval and marketing; interference with Amerimmune's attempt to complete clinical research related to Cytolin and Mr. Lewis' actual or prospective business relationships; and libel and slander of Mr. Lewis.

Currently the Cross-Complaint asserts causes of action for fraud, interference with prospective business interests, libel and slander. The requested relief includes damages (alleged to range from $3 million to $20 million or more), punitive damages, costs and other "just and proper" relief.

The outcome of litigation is uncertain. Management believes that an unfavorable result is unlikely with respect to the claims raised by the Complaint, and that the claims raised by the Cross-Complaint are without merit. The defendants have retained new counsel which are the same attorney's that represented us in the following case that was decided in our favor.

Discovery is continuing.  Trial is scheduled for June 2005.

CytoDyn,  Inc.,  et al.  v.  Amerimmune,  Inc.  et al.,  Case  number  SC039250,
--------------------------------------------------------------------------------
California Superior Court in and for the County of Ventura.
-----------------------------------------------------------

The Declaratory Relief Sought and Attorneys' Fees Were Awarded.

The  action  was filed on April 21,  2004.  CytoDyn  and Allen D. Allen were the
plaintiffs.   The  defendants  were  Amerimmune  Inc.,  its  parent   Amerimmune
Pharmaceuticals, Inc., and unknown others designated as "Does 1-100".

The action concerned a Conditional License Agreement, dated February 24, 2000, between Allen D. Allen and CytoDyn of New Mexico, on one hand, and Amerimmune, Inc., on the other. The complaint alleged that the Conditional License Agreement licensed to the defendants technology and patents related to Cytolin and assigned to defendants an FDA approved investigational new drug application related to Cytolin. Further, it alleged that the defendants breached the Conditional License Agreement, resulting in its termination.

The principal relief sought was a declaration that the license granted and the assignment of the technology, patents and drug application made pursuant to the Conditional License Agreement were terminated no later than September 12, 2001, and that Allen and we are the owners of the technology, patents and investigational new drug application, free of any claims of the defendants. Costs, attorney's fees, and other "just and proper" relief also were sought.

This case was decided in favor of the plaintiffs, CytoDyn and Allen October 4, 2004.

Symbion Research  International,  Inc., v. Amerimmune,  Inc. et al., Case number
--------------------------------------------------------------------------------
SC035668, California Superior Court in and for the County of Ventura.
---------------------------------------------------------------------

The complaint was filed on March 14, 2003. Symbion Research International, Inc was the plaintiff. Amerimmune, Inc. was the remaining defendant. We were not a party to this action, however the action affects intellectual property which will be purchased us.

A default judgment was entered on December 18, 2003. A judgement was entered in favor of Symbion Research International ("Symbion") on September 17, 2004 granting the declarative relief sought by Symbion.

The action concerned intellectual property generated in connection with services provided by Symbion with respect to early phase FDA clinical trials of Cytolin, including research data and a patent application filed in 2002. The complaint alleged that Symbion performed early phase FDA trials (designated in the Complaint as "Phase Ia" and "Phase Ib/II", on behalf of Amerimmune pursuant to an oral agreement, and that Amerimmune failed to pay Symbion for its services, and otherwise breached its obligations under the agreement.

The complaint asserted causes of action for breach of oral contract, account stated, work and labor done, fraud, and declaratory and injunctive relief. The relief sought included a declaration that Symbion is the owner of the intellectual property resulting from the services provided by Symbion.
The intellectual property generated in the early phase FDA clinical trials is necessary to obtain approval for, and to conduct, further FDA clinical tests of Cytolin. Because a satisfactory result was obtained in this action, we have negotiated an agreement with Symbion that will allow the use in subsequent phases of clinical test of Cytolin of the research data generated in the early phases. CytoDyn will purchase this data from Symbion in order to apply for FDA registration of Cytolin for $362,000 in cash and stock options.

Note 8: Subsequent Events

On March 9 2005, the Company issued seven promissory notes in exchange for proceeds totaling $121,000. The notes carry a five percent interest rate and mature 12 months after the date of the note.

No dealer, salesperson or any other individual has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by CytoDyn. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation is unlawful.

                                  CYTODYN, INC.
                       ----------------------------------
                                   PROSPECTUS


                             1,761,000 COMMON SHARES



TABLE OF CONTENTS                                                   Page
-----------------                                                   ----

Prospectus Summary  ........................                           5
Risk Factors  ..............................                          10
Use of Proceeds  ...........................                          20
Dividend Policy  ...........................                          21
Dilution  ..................................                          21
Business  ..................................                          24
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations Business  ......................                          35
Management  ................................                          43
Executive Compensation  ....................                          45
Principal Shareholders  ....................                          48
Certain Transactions  ......................                          49
Description of Common Stock ................                          54
Shares Eligible for Future Sale  ...........                          54
Legal Matters  .............................                          59
Experts  ...................................                          59
Additional Information  ....................                          59
Index to Financial Statements  .............                         F-1


Until ( 90 days after the CYTODYN, INC.
date of this Prospectus), all dealers           200 West De Vargas St. Suite 1,
effecting transactions in the registered          Santa Fe, New Mexico 87501
securities, whether or not participating                 505-988-5520
in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to delivering a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 101-117 of Colorado Corporate Statutes provides for the indemnification of our officers, directors, employees and agents under certain circumstances, for any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" includes without limitation attorneys' fees and any expenses, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

Our articles of incorporation contain a provision for the indemnification of CytoDyn's directors in Article Eight , which provides that we shall indemnify to the maximum extent permitted by law, any director, officer, agent, fiduciary or employee against any claim or expense incurred by reason of being a party to any legal proceeding, except for acts or omissions involving intentional misconduct, fraud or a knowing violation of law. Article VI of our bylaws contain similar provisions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of CytoDyn, pursuant to the foregoing provisions, or otherwise, CytoDyn has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The  following  table  sets  forth an  itemized  statement  of all  expenses  in
connection  with  the  issuance  and   distribution  of  the  securities   being
Registered, all of which are estimated.

Securities and Exchange Commission filing fee  ............       $    166.00
Printing and engraving expenses  ..........................       $  1,000.00
Legal Fees and expenses  ..................................       $ 25,000.00
Registrar and transfer agent fees  ........................       $  1,000.00
Accounting fees and expenses  .............................       $ 10,000.00
Blue sky fees and expenses  ...............................       $  3,500.00
                                                                  -----------
     Total  ...............................................       $ 40,666.00


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

On May 3, 2002, we issued 800,000 shares of common stock to our former president, James B. Wiegand, at .01 per share, in exchange for services valued at $8,000. Mr. Wiegand is a sophisticated person who had superior access to all corporate and financial information. The issuance was done in reliance upon
Section 4(2) of the Securities Act.

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

From May 17, 2002 through May 21, 2002, we issued 340,000 shares to 34 shareholders at .01 per share, for a total of $3,400 cash. All investors were sophisticated and received access to corporate and financial information. The issuance was made in reliance upon Rule 506 of Regulation D of the Securities Exchange Commission. We relied upon exemptions from registration believed by it to be available under federal and state securities laws in connection with the offering. The shares were sold through our officer and director James B. Wiegand.

Stock for Services

During October 2002, we issued 20,000 shares of its common stock to a vendor in exchange for financial printing services. The transaction was valued at the cost of the services rendered. The number of shares issued was based on the contemporaneous sale of common stock to unrelated third parties and other analysis, or $.01 per share ($200).

In October 2003, pursuant to the Acquisition Agreement between CytoDyn and CytoDyn of New Mexico, Inc., we issued a total of 5,362,640 post-reverse split shares to CytoDyn of New Mexico, Inc., a corporation whose shareholders include Allen D. Allen and Corinne Allen, in exchange for $10,000 cash and the trademarks, CytoDyn and Cytolin, as well as a related registered trademark symbol, and the assignment of that certain patent license agreement dated July 1, 1994 by and between Allen D. Allen and CytoDyn of New Mexico, Inc., which license covers U.S. Patent No.s 5424066) 5651970 and 6534057 "). The license gives the company the exclusive worldwide right to develop the technology under the patents until their expiration of which the first to expire is 2013. The issuance was made to sophisticated persons who had access to all corporate and financial information, in reliance upon Section 4(2) of the Securities Act. As part of the Acquisition Agreement, we also assumed $161,578 in liabilities, including $61,694 owed to Allen D. Allen and Corinne Allen.

In September 2003, we issued a total of 600,000 shares of common stock at $0.05 per share, for a total of $30,000, to three accredited investors, one, in Montana and 2 in Colorado, with access to all corporate and financial information, in a private offering, in reliance upon Section 4(2) of the Securities Act. The shares were sold through our officer and director. There was no general solicitation for these securities.

In April 2004, we issued a total of 1,800,000 shares of common stock at $.30 per share for a total of $540,000. These shares were sold to accredited investors only. The issuance was made in reliance upon Rule 505 of Regulation D of the Securities Exchange Commission.

During the period from October 2002 through October 27, 2003, Amery Coast Corporation ("ACC"), at that time an affiliate under common control contributed office space to us. The office space was valued at $100 per month based on the market rate in the local area and is included in the accompanying financial statements as "Contributed rent, related party" expense with a corresponding credit to "Additional paid-in capital".

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

In October 2003, Allen D. Allen advanced us the sum of $10,000. The advance does not bear interest and is payable on demand.

On October 28, 2003 we issued a promissory note to our former  president,  James
B. Wiegand in the principal amount of $30,000, to compensate Mr. Wiegand for services rendered. The note bears interest at the rate of 5% per annum and was paid in February 2004.

On December 26, 2003, Corinne Allen advanced us the sum of $50,000 for working capital. The advance does not bear interest and is payable on demand. We repaid in the advance in February 2004.

In February 2004, we issued 16,667 shares to our Executive Vice President, Brian McMahon, valued at $0.30 per share, for a total of $5,000, for repayment of debt.

In the second quarter of 2004, we issued warrants to J.P. Turner, the financial representative in our private placement, to purchase 426,000 common shares over five years at an exercise price of $0.30 per share. These warrants were granted November 25, 2004. None have been exercised to date.


ITEM 27. EXHIBITS

   Number               Description
-------------  -----------------------------
*        3.1   Articles of Incorporation of CytoDyn.
**       3.2   Certificate of Amendment to Articles of Incorporation of CytoDyn.
*        3.3   Bylaws of CytoDyn.
****     4.1   Specimen Common Stock Certificate.
******** 5.2   Opinion of Ronald J. Tropp   Attorney at Law.
***     10.1   Acquisition agreement dated September 30, 2003 between Rexray
               Corporation and CytoDyn of New Mexico, Inc.
***     10.2   Amendment No. 1 to  agreement dated September 30, 2003 between
               Rexray Corporation and CytoDyn of New Mexico, Inc.
*****   10.3   Office Lease Agreement
*****   10.4   Conditional License Agreement and court order for its
               termination.
*****   10.5   Master Agreement for Professional Services with Symbion
******* 10.5.2 Buy-Sell Agreement with Symbion Research International
******  10.6   Patent License Agreement from CytoDyn of New Mexico. Inc
********10.6.1 Amendment to Patent License Agreement
****    10.7   Personal Services Agreements for Executives

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

****    10.8   Change of Control Agreements for Executives
****    10.9   Proprietary Information and Inventions Agreements for employees
******* 23.5   Consent and opinion of Ronald J. Tropp, Esq March 2005 (included in Exhibit 5.2)
******* 23.7   Consent of Cordovano & Honeck March 2005
****    99.1   Subscription Agreement

--------
* Incorporated by reference to Registration Statement on Form 10KSB, filed July 11, 2002;

**       Incorporated  by reference to Current Report on Form 8K, filed November
         12, 2003

*** Incorporated by reference to Amended Current Report on Form 8K/A, filed January 12, 2004

**** Incorporated by reference to Registration Statement of Form 10KSB filed September 14, 2004.

***** Incorporated by reference to Registration Statement of Form 10QSB filed October 13, 2004.

****** Incorporated by reference to Registration Statement of Form 10QSB Amendment No, 1 filed January 12, 2004.

******* Incorporated by reference to Registration Statement of Form 10QSB filed January 14, 2005.

******** Filed herewith

ITEM 28. UNDERTAKINGS.

The undersigned Company undertakes to:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(I) Include any prospectus required by Section 10(a)(3) of the Securities Act;
ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

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

(iii) Include any additional or changed material information on the plan of distribution. (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering. (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of CytoDyn, pursuant to the provisions referred to under Item 24 of this Registration Statement, or otherwise, CytoDyn has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by CytoDyn of expenses incurred or paid by a director, officer or a controlling person of CytoDyn in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, CytoDyn will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by CytoDyn under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES
                                   ----------

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Studio City, State of California, on October ___, 2004.

                                           CYTODYN, INC.

                                       By: Allen D. Allen
                                           -------------------------------
                                           Allen D. Allen,
                                           Chairman of the Board and President

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Allen D. Allen and Corinne Allen, and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every Act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


Signature                                 Title                      Date
-------------------------        -----------------------       ----------------

 /s/ Allen D. Allen              Chairman of the Board,        April 5, 2005
-------------------------        President, and Director
Allen D. Allen


 /s/ Corinne Allen               Secretary/Treasurer,          April 5, 2005
-------------------------        Director
Corinne Allen


 /s/ Wellington A. Ewen          Chief Financial Officer       April 6, 2005
-------------------------
Wellington A. Ewen


 /s/ Ronald J. Tropp             Director                      April 5, 2005
-------------------------
Ronald J. Tropp


 /s/ Daniel M. Strickland        Director                      April 5, 2005
-------------------------
Daniel M. Strickland


 /s/ Peggy J. Pence              Director                      April 6, 2005
-------------------------
Peggy J. Pence


                                       66